UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2017 NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS &
PROXY STATEMENT

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 Tel: 212.658.7470

April 7, 2017

To My Fellow Stockholders:

It is our pleasure to invite you to our 2017 Annual Meeting of Stockholders to be held on May 19, 2017 at 11:00 a.m. (Eastern). The meeting will be held at our executive offices in New York City.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request them. The Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit your proxy over the internet. If you want more information, please see the General Information section of this Proxy Statement or visit the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by phone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Internet Notice you received in the mail.

Thank you for your interest in Ambac.

Sincerely,

Jeffrey S. Stein	Claude LeBlanc
Chairman	President and Chief Executive Officer

AMBAC FINANCIAL GROUP, INC.
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. (Eastern) on May 19, 2017

Place	Ambac Financial Group, Inc. One State Street Plaza, 16th Floor New York, New York 10004

Items of Business	(1) To elect six members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.
(2) To approve, on an advisory basis, the compensation of our named executive officers.
(3) To ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were an Ambac stockholder as of the close of business on March 23, 2017 (Record Date). You will need proof of ownership of our common stock to enter the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials (“Internet Notice”) you received in the mail, the section titled “Information About the Annual Meeting and Voting” beginning on page 4 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy or voting instruction card.

By order of the Board of Directors,

William J. White
Corporate Secretary

This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 7, 2017.

PROXY STATEMENT SUMMARY	1	Compensation Discussion and Analysis	27
GENERAL INFORMATION	4	Compensation Committee Report	43
INCORPORATION BY REFERENCE	11	2016 Summary Compensation Table	44
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	12	Grants of Plan-Based Awards in 2016	46
Recent Development	12	Agreement with Claude LeBlanc	48
Board of Directors	12	Agreements with Other Executive Officers	49
Board Leadership Structure	15	Employee Agreement and Separation Agreement with Nader Tavakoli	52
Board Committees	16	Separation Agreement with Cathleen J. Matanle	55
Board’s Role in Risk Oversight	19	Outstanding Equity Awards at 2016 Fiscal Year-End	56
Director Independence	19	Stock Vested in 2016	57
Compensation Committee Interlocks and Insider Participation	20	Nonqualified Deferred Compensation	57
Consideration of Director Nominees	20	Potential Payments Upon Termination or Change-in-Control	58
Executive Sessions	21	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	60
Outside Advisors	21	THE AUDIT COMMITTEE REPORT	62
Board Effectiveness	21	SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	63
Code of Business Conduct	21	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	63
Board Compensation Arrangements for Non-Employee Directors	22	PROPOSAL NUMBER 1	65
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24	PROPOSAL NUMBER 2	66
EXECUTIVE COMPENSATION	25	PROPOSAL NUMBER 3	67
Executive Officers	25	Appendix A	A-1

Ambac Financial Group, Inc. | i | 2017 Proxy Statement

Proxy Statement Summary
Below are the highlights of important information you will find in this Proxy Statement.  As it is only a summary, please review the complete Proxy Statement before you vote.

Ambac Financial Group Fiscal Year 2016 Highlights
New Leadership:
Claude LeBlanc was appointed as our new President and Chief Executive Officer and joined our Board of Directors effective January 1, 2017.
Performance Highlights:
The following events summarize our performance highlights for fiscal year 2016:

● Ambac’s total stockholder return was 60% for 2016 as compared to 21% for the Russell 2000 Index and 16% for the S&P Completion Index.(1)
● Delivered solid earnings despite certain emerging challenges, reporting net income of $75 million, or $1.64 per diluted share, and Adjusted Earnings (2) of $315 million, or $6.89 per diluted share.
● Year-over-year increases in book value, reaching $1.7 billion, or $37.94 per share, and Adjusted Book Value(2), which was $1.3 billion, or $29.48 per share.
● NOL tolling payments to Ambac from Ambac Assurance Corporation ("AAC") continue to be a key value-driver for our stockholders, and in 2016 Ambac received $71.5 million as a result of income generation at AAC. Ambac is expecting to receive an additional $28.7 million in tolling payments from AAC in May of 2017 in accordance with the terms of the company's tax-sharing agreement.

● Negotiated and received a $995 million cash settlement with JP Morgan as part of our residential mortgage-backed securities ("RMBS") representation and warranty litigation efforts. We believe that such efforts will remain a key value-driver for Ambac moving forward, with several high profile cases currently in progress.

● Opportunistically purchased $659 million of AAC-insured securities during the year. As of December 31, 2016, we owned approximately $1.5 billion of deferred payment obligations on Segregated Account policies ("Deferred Amounts") (including interest) which represented approximately 41% of the total Deferred Amounts outstanding.

● Net par outstanding in our insured portfolio decreased by 27%, from $108 billion to $79 billion as of December 31, 2016, and our Adversely Classified Credits decreased by 17% for the year from more than $20 billion down to $17 billion.

● Decreased our student loan net par exposure by 40%, or $0.9 billion, including $387 million of commutations. We also cancelled $458 million of net par exposure in AAC-owned Local Insight Media bonds.

____________________

(1)	S&P Completion Index comprises all members of the S&P Total Market Index, except for the current constituents of the S&P 500 Index.

(2)
Adjusted Earnings and Adjusted Book Value are non-GAAP measures. A reconciliation of these non-GAAP financial measures and the most directly comparable GAAP financial measure is presented in Appendix A. In this Proxy Statement, we refer to Total Ambac Financial Group, Inc. stockholders' equity as "book value."

Ambac Financial Group, Inc. | 1 | 2017 Proxy Statement

Corporate Governance:
We are committed to a corporate governance approach that ensures beneficial results for the Company and our stockholders. In pursuit of this approach, we have implemented the following policies:

● We shifted our Short-Term Incentive Compensation Program for our executive officers beginning in 2017 to be more performance based by establishing financial performance metrics for calculating annual bonus payouts. Sixty percent of an executive officer's annual bonus for fiscal year 2017 will be calculated based on the achievement of pre-established objective financial performance targets related to (i) Adjusted book Value, (ii) expense management**, and (iii) reductions in adversely classified credits.

● We made reductions to our adversely classified credits an additional performance based financial metric in our Long-Term Incentive Compensation Program.
● We adopted a recoupment policy (otherwise known as a claw-back policy) providing that in the event of a material financial restatement or the imposition of a material financial penalty, the Company may recoup incentive-based compensation received by our executive officers during a three-year look-back period.

● We adopted an Executive Stock Ownership and Retention Policy (“Stock Ownership Policy”) applicable to all of our executive officers.
● In response to stockholder feedback, we reduced non-employee director base compensation payable in 2017 by 33% compared to 2016, while increasing the equity component as a percentage of total compensation.

____________________

*	Adjusted Book Value is a non-GAAP measure. A reconciliation of this non-GAAP financial measure and the most directly comparable GAAP financial measure is presented in Appendix A.

**	Expense management is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year compared with the budgeted amount.

Ambac Financial Group, Inc. | 2 | 2017 Proxy Statement

Executive Compensation Achievements:
At our 2016 annual meeting, our stockholders representing approximately 51% of our common stock present, in person or by proxy, at the meeting voted to approve, on an advisory basis, the compensation of our named executive officers described in our 2016 proxy statement.  In connection with the 2016 say-on-pay vote, the Compensation Committee solicited feedback from our stockholders and certain proxy advisory firms. During the proxy solicitation process we received critical feedback concerning the level of compensation and other pay practices relating to our former Chief Executive Officer and lack of objective performance metrics related to our short-term incentive compensation program.  As a result, the Compensation Committee engaged a new independent compensation consultant and made a number of significant changes to our compensation program, including:

Topic	Action
Market Compensation Levels
● Adopted a new compensation program for our Chief Executive Officer that is responsive to the feedback received from stockholders and certain proxy advisory firms. The Chief Executive Officer’s total compensation is benchmarked at what the Compensation Committee believes is an appropriate level of compensation compared to peers.

Refocused Performance Metrics
● Established more rigorous performance goals based on multiple metrics for our short-term incentive program and structured the incentive compensation program for our Chief Executive Officer similarly to the incentive compensation program for all of our executive officers. Sixty percent of Mr. LeBlanc’s annual bonus shall be based on the achievement of pre-established objective financial performance metrics that have been established by the Compensation Committee pursuant to our Short-Term Incentive Compensation Program. Our discretionary bonus funding is determined based on a number of factors, including but not limited to, evaluation of business unit performance and individual performance. The Compensation Committee uses a balanced view of performance to gain a comprehensive and holistic understanding of the business unit’s results and the individual executive’s results. The Compensation Committee believes that it is important to retain a substantial level of discretion with respect to non-financial considerations given the uncertainty surrounding the Company since its emergence from bankruptcy in 2013 and our continuing sensitivity to certain macro-economic events that are outside the control of management and could have a substantial negative impact on our insured exposures and financial performance.

Amended the Short Term Incentive Compensation Program to include an equity component.
● Beginning in 2016, 25% of the annual bonuses for executive officers will be paid in deferred share units (“DSUs”) of Ambac. These DSUs will vest immediately, but settlement and conversion into Ambac common stock will take place over a two year period: 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date. This change, along with the recently adopted Stock Ownership Policy, is expected to effectively increase the level of equity ownership among the Company’s senior management.

Overall, our current executive compensation program heavily emphasizes performance- and equity-based compensation to more closely align management's incentives with stockholder interests, and includes other practices that we believe serve stockholder interests such as not providing tax “gross-up” payments, providing limited perquisites, adopting plan provisions relating to claw-backs of incentive awards and maintaining policies prohibiting the hedging or pledging our Company’s stock.

Ambac Financial Group, Inc. | 3 | 2017 Proxy Statement

AMBAC FINANCIAL GROUP, INC.
One State Street Plaza
New York, New York 10004

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proxy Materials
Why did I receive these Proxy Materials?
The Board of Directors of Ambac Financial Group, Inc. ("Ambac" or the "Company") has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Ambac’s 2017 Annual Meeting of Stockholders (the "Annual Meeting"), which will take place on May 19, 2017 at 11:00 a.m. (Eastern). The meeting will be held at our executive offices at One State Street Plaza, New York, New York 10004. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2016 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Internet Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy on the internet, by phone or by mail. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.
What is included in the proxy materials?
The proxy materials (collectively, “Proxy Materials”) include:

•	Our Proxy Statement for the 2017 Annual Meeting of Stockholders;

•	Our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

•	The proxy card or a voting instruction card for the Annual Meeting.

Ambac Financial Group, Inc. | 4 | 2017 Proxy Statement

How can I access the proxy materials over the internet?
The Internet Notice, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the internet and vote your shares; and

•	Instruct us to send our future proxy materials to you electronically by email.
Our proxy materials are available at www.proxyvote.com.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What information is contained in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting and details regarding the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.
Why did I only receive one set of materials when there is more than one stockholder at my address?
If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Proxy Materials or Internet Notice. Stockholders who do not receive a separate copy of our Proxy Materials or Internet Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Proxy Materials or Internet Notice via the internet, phone or email, as outlined above. Upon such request we shall furnish such copy, or additional copies, promptly. Stockholders who share an address and receive multiple copies of our Proxy Materials or Internet Notice may also request to receive a single copy by writing to our Investor Relations Department, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.
Voting Information
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of six directors to our Board of Directors.

•	To approve, on an advisory basis, the compensation of our named executive officers.

•	The ratification of the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
We will also consider any other business that properly comes before the Annual Meeting.
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:
“FOR” each of its nominees to the Board of Directors.
“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

Ambac Financial Group, Inc. | 5 | 2017 Proxy Statement

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy the persons named as proxy holders, Stephen M. Ksenak and William J. White, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.
What shares can I vote?
Each share of Ambac common stock issued and outstanding as of the close of business on the Record Date for the 2017 Annual Meeting of Stockholders is entitled to be voted with respect to all items on which stockholders may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had 45,228,945 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. The voting rights of certain substantial holders of common stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of our common stock) will be entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of our outstanding common stock. This restriction does not apply if the acquisition or ownership of common stock has been approved, whether before or after such acquisition or first time of ownership, by the Wisconsin Insurance Commissioner. Our certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of a transfer of shares (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder or (ii) the percentage stock ownership interest in our shares of any five-percent stockholder (including a group of persons treated as a five-percent stockholder) shall be increased.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Ambac stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name.
How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record or held beneficially in street name may be voted by you in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. You can vote by proxy over the internet or by phone by following the instructions provided in the Internet Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.

Ambac Financial Group, Inc. | 6 | 2017 Proxy Statement

•
You may submit your proxy by using the internet. The address of the website for submitting your proxy via the Internet is www.proxyvote.com for both registered holders and beneficial owners of our common stock holding in street name. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2017. Easy-to-follow instructions allow you to submit your proxy and confirm that your instructions have been properly recorded.

•
You may submit your proxy by calling. The phone number for submitting your proxy by phone is 1-800-690-6903. Submitting your proxy by phone is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2017.

•
You may submit your proxy by mail. As a result of implementing “Notice and Access,” you may request to receive printed copies of proxy materials by mail or electronically by email by following the instructions provided in the Internet Notice. You may submit your request in writing to our Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (or you can send an email to corporatesecretary@ambac.com). Once you receive your proxy materials, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. You may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the applicable deadline for each method), (ii) providing a written notice of revocation to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (and you can send a copy via email to corporatesecretary@ambac.com), prior to your shares being voted, or (iii) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to parties other than Ambac, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a proxy solicitation.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of Ambac’s shares of common stock outstanding as of the Record Date will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.
How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to the election of directors, you may:

•	vote “FOR” all six nominees for director;

•	vote “FOR” some of the nominees; or

•	“WITHHOLD” from voting with respect to one or more of the nominees for director.

Ambac Financial Group, Inc. | 7 | 2017 Proxy Statement

Our directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote on the election of directors. This means that the six individuals nominated for election to the Board who receive the most “FOR” votes among votes properly cast will be elected. Only “FOR” or “WITHHELD” votes are counted in determining whether a plurality has been cast in favor of a director nominee. A “WITHHELD” vote is not considered a vote cast "FOR" or "AGAINST" a director nominee under a plurality vote standard. You cannot abstain in the election of directors and broker non-votes are not counted. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. There are no cumulative voting rights associated with any of Ambac's common stock.
How may I vote for the non-binding advisory vote approving executive compensation, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the approval of the non-binding resolution regarding executive compensation;

•	vote “AGAINST” the approval of the non-binding resolution regarding executive compensation; or

•	ABSTAIN” from voting on the proposal.
In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to our Board of Directors, but will not be binding. However, our Board of Directors and the Compensation Committee thereof will consider the outcome of the vote when making future compensation decisions for our executive officers.
How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the ratification of the accounting firm;

•	vote “AGAINST” the ratification of the accounting firm; or

•	“ABSTAIN” from voting on the proposal.
In order to pass, the proposal must receive the affirmative vote of a majority of the votes entitled to be cast by holders of our common stock at the Annual Meeting by the holders who are present in person, or by proxy.
What are broker non-votes?
If you hold shares beneficially in street name and do not vote your shares as described in this Proxy Statement, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2017. In tabulating the voting result for any “non-routine” proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes against each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Brokers may not vote your shares on the election of directors, certain executive compensation matters, or certain corporate governance matters in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Ambac Financial Group, Inc. | 8 | 2017 Proxy Statement

Who will bear the cost of soliciting votes for the Annual Meeting?
Ambac pays the entire cost of preparing, assembling, printing, mailing, and distributing the proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by phone, you are responsible for any phone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.
What happens if additional matters are presented at the Annual Meeting?
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak or William J. White, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason, any of the nominees for director included in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final voting results in the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com. We will also disclose the final voting results on a Current Report on Form 8-K filed with the SEC within four business days following the date on which the Annual Meeting concludes.
Attending the Annual Meeting
How can I attend the Annual Meeting?
Only stockholders, their proxy holders and our guests may attend the Annual Meeting. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. When you arrive at the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 23, 2017, the record date for voting. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: corporatesecretary@ambac.com or call (212) 658-7456.
Do directors attend the Annual Meeting?
It is currently expected that all of our directors will attend our Annual Meeting of Stockholders. All of our directors attended the 2016 Annual Meeting of Stockholders.
How can I find out if I am a stockholder of record entitled to vote?
For a period of at least ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours at our principal executive offices at One State Street Plaza, New York, New York 10004.

Ambac Financial Group, Inc. | 9 | 2017 Proxy Statement

Other Questions Related to the Meeting or Ambac
Who will serve as inspector of elections?
The inspectors of election will be representatives from Broadridge Financial Solutions, Inc.
How can I contact Ambac’s transfer agent?
Contact our transfer agent by either writing to Computershare Inc., PO Box 30170, College Station, TX 77842, or 211 Quality Circle, Suite 210, College Station, TX 77845, by telephoning 1-800-662-7232 or via the web at www.computershare.com/investor.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact William J. White, Corporate Secretary, at (212) 658-7456 or by e-mail at corporatesecretary@ambac.com. If you have any questions about your investment in Ambac common stock, please contact David J. Weissman, Managing Director and interim head of Investor Relations, at (212) 208-3222 or by e-mail at ir@ambac.com.
How can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with Ambac’s Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 or by sending an e-mail to Ambac’s Corporate Secretary at corporatesecretary@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.
Please note that material that is directly or indirectly hostile or threatening, illegal or otherwise unsuitable will not be forwarded to our Board. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to our independent directors on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
For Stockholder Proposals that are to be included in our Proxy Statement under Rule 14a-8. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if a stockholder wants Ambac to include a proposal in our proxy statement and form of proxy for presentation at our 2018 Annual Meeting of Stockholders (other than a proposal relating to the nomination of a specific individual for election to our Board of Directors), the proposal must be received by us at our principal executive offices at One State Street Plaza, New York, New York 10004, not later than December 8, 2017. The proposal must be sent to the attention of our Corporate Secretary, and must comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision).
Other Proposals and Nominations. Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Ambac Financial Group, Inc. no later than the close of business on March 20, 2018, and not earlier than February 18, 2018, except if the date of our next annual meeting is not within 30 days before or after the anniversary of our 2017 Annual Meeting of Stockholders, such notice must be delivered no earlier than the 90th day before our 2018 Annual Meeting of Stockholders and no later than the later of the 60th day before our 2018 Annual Meeting of Stockholders and the 15th day following the day on which public announcement of the date of our 2018 Annual Meeting of Stockholders is first made by the Company. The notice must set forth and describe the information required by Article II of our by-laws.

Ambac Financial Group, Inc. | 10 | 2017 Proxy Statement

These advance notice and information requirements are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above-referenced by-law provisions, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Ambac under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Ambac Financial Group, Inc. | 11 | 2017 Proxy Statement

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Recent Developments
On December 12, 2016, Ambac announced certain leadership changes including the resignation of Nader Tavakoli as President and Chief Executive Officer. Mr. Tavakoli also stepped down from the Board of Directors of Ambac and its principal operating subsidiary, Ambac Assurance Corporation ("AAC") as of such date. Effective January 1, 2017, Mr. Claude LeBlanc was appointed President and Chief Executive Officer of Ambac and AAC and joined our Board of Directors.
Board of Directors
The Board oversees the business of Ambac and monitors the performance of management. Addressing issues following Ambac’s emergence from Chapter 11 and the challenges confronting our principal operating subsidiary, AAC, a financial guarantee insurance company, requires a high level of focus, time commitment and engagement from our directors. The Board meets approximately five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met twelve times in 2016. Outside of formal meetings, directors frequently engage with management concerning Ambac’s business and strategies. In 2016, each director attended at least 95% of the total number of meetings of the Board and any committees on which he served.
All of our current directors also serve as directors of AAC.
Directors
The names of our directors and their ages, positions, and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with Ambac
Alexander D. Greene	58	Director
Ian D. Haft	46	Director
David L. Herzog	57	Director
Claude LeBlanc	51	President and Chief Executive Officer and Director
C. James Prieur	65	Director
Jeffrey S. Stein	47	Chairman of the Board of Directors
Alexander D. Greene
Mr. Greene has been a director since April 2, 2015. Mr. Greene has over 30 years of corporate finance and private equity experience. From December 2005 to March 2014, he was a Managing Partner and head of U.S. Private Equity at Brookfield Asset Management, a global asset management company. At Brookfield, he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation. Prior to joining Brookfield, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners, a private equity fund investing in financially distressed industrial companies; and at Wasserstein Perella & Co., and Whitman Heffernan Rhein & Co., served as an investment banker to large and mid-cap companies, boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. Mr. Greene is a director of Modular Space Corporation and USA Truck, Inc. and formerly served as a director of Longview Fibre Paper and Packaging, CWC Energy Services Corp., Civeo Corporation and Overseas Shipholding Group, Inc. He is a member of the Armonk, New York Fire Department and serves on the Budget and Finance Advisory Committee for the Town of North Castle, New York. He holds a Bachelor of Business Administration in Finance from George Washington University.

Ambac Financial Group, Inc. | 12 | 2017 Proxy Statement

Experience, Qualifications and Skills:
With over 30 years of corporate finance and private equity experience, Mr. Greene has substantial insight and understanding of the issues affecting Ambac. In particular, his service at Brookfield Asset Management, where he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation, is invaluable to Ambac. He has served as an adviser to boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. This background, as well as his financial expertise and other board experience, makes Mr. Greene well qualified to serve on our Board of Directors, its Strategy and Risk Policy Committee and Compensation Committee, and to chair our Governance and Nominating Committee.
Ian D. Haft
Mr. Haft has been a director since March 28, 2016. He is a founding partner and Vice President and Secretary of Cornwall Capital Management LP (“Cornwall”), an investment manager. Mr. Haft joined Cornwall in 2009 and also previously held the positions of Chief Financial Officer (until November 2011) and Chief Operating Officer and Chief Compliance Officer (until the end of 2015). Mr. Haft is also a member of Cornwall GP, LLC, the general partner of Cornwall Master LP. Prior to joining Cornwall, Mr. Haft was a Principal at GenNx360 Capital Partners, a private equity fund, from 2008 to 2009. From 2002 to 2008, Mr. Haft was a Senior Associate and then Vice President (from 2004) at ACI Capital Co., LLC, where he focused on middle market leveraged buyouts and growth equity investments on behalf of two private equity funds. Mr. Haft began his career at The Boston Consulting Group in 1993 and was also employed by Merrill Lynch & Co. and The Blackstone Group prior to joining ACI Capital in 2002. Mr. Haft currently serves as Chairman of the Board of Hone Fitness Inc. (since March 2014). Mr. Haft is also currently a director of Touchstone Gold Holding S.A. (since May 2015) and the Special Litigation Manager of Smart Skins LLC (since November 2014). Mr. Haft previously served as a director of American Pacific Corporation (NASDAQ: APFC) from March 2013 until February 2014. Mr. Haft graduated with a BA in economics and mathematics from Dartmouth College in 1993 and received his JD and MBA from Columbia University in 2000. Mr. Haft has extensive experience working with companies of all sizes and identifying, understanding and utilizing areas of value creation.
Experience, Qualifications and Skills:
Mr. Haft has over twenty years of experience working in alternative asset management, investment banking and management consulting. Through this experience, he has developed strong capabilities in business strategy, strategic analysis of industries and companies, mergers and acquisitions, valuation, debt and equity financing, derivatives and hedging, financial controls and regulatory compliance. Mr. Haft’s background and experience make him well-qualified to serve on our Board of Directors and to serve on its Audit Committee and Compensation Committee, and to chair the Strategy and Risk Policy Committee.
David L. Herzog
Mr. Herzog has been a director since March 28, 2016. He was the Chief Financial Officer and Executive Vice President of AIG from October 2008 until his retirement from AIG in April 2016. Mr. Herzog served as Senior Vice President and Comptroller of AIG from June 2005 to October 2008, Chief Financial Officer for worldwide life insurance operations from April 2004 to June 2005 and Vice President, Life Insurance from 2003 to 2004. In addition, Mr. Herzog has served in other senior officer positions for AIG and its subsidiaries, including as the Chief Financial Officer and Chief Operating Officer of American General Life following its acquisition by AIG. Previously, Mr. Herzog served in various executive positions at GenAmerica Corporation and Family Guardian Life, a Citicorp Company, and at a large accounting firm that is now part of PricewaterhouseCoopers LLP. Mr. Herzog currently serves as a member of the Board of Directors of MetLife, Inc. and DXC.technology. Mr. Herzog received a bachelor's degree in accounting from the University of Missouri-Columbia and a master of business administration in finance and economics from the University of Chicago. In addition, Mr. Herzog holds the designations of Certified Public Accountant and Fellow, Life Management Institute.

Ambac Financial Group, Inc. | 13 | 2017 Proxy Statement

Experience, Qualifications and Skills:
Mr. Herzog was a key member of the AIG restructuring teams that orchestrated the repayment of US Government support provided following the 2008 financial crisis, and the repositioning of AIG’s debt capital structure. Mr. Herzog's financial and management experience in the oversight of AIG and its subsidiaries make him well qualified to serve on our Board of Directors and its Strategy and Risk Policy Committee and to chair the Audit Committee.
Claude LeBlanc
Mr. LeBlanc has served as President and Chief Executive Officer, and director of Ambac Financial Group, Inc. and Ambac Assurance Corporation since January 1, 2017. Previously, Mr. LeBlanc was the Chief Financial Officer and Chief Restructuring Officer of Syncora Holdings Ltd., until December 24, 2016. In these roles, which he held since 2010, he actively led global remediation and asset recovery initiatives, evaluated strategic alternatives for Syncora and oversaw all aspects of the finance function. He also served as Special Advisor to Syncora’s Board of Directors beginning in 2008. As Special Advisor, he led the successful restructuring of Syncora during the 2008-2009 financial crisis and again in its 2016 restructuring. Mr. LeBlanc joined Syncora in 2006 as Executive Vice President and was responsible for all corporate development activities, strategic development, capital planning, and management of key bank and rating agency relationships. Prior to joining Syncora, Mr. LeBlanc served as Senior Vice President of Corporate Development and Strategy and as a member of the executive management group for XL Capital Ltd. In this role, he led various global corporate development initiatives, oversaw and managed significant capital market transactions, and, reporting to the Chief Financial Officer and Chief of Staff, was responsible for global strategy development and capital management. Prior to joining XL Capital in 2002, he served as Chief Operating Officer and a member of the executive management team for Transworld Network International, a North American telecommunications group where he led corporate development, financial planning, and certain business operations. Mr. LeBlanc began his career in 1991 at PricewaterhouseCoopers and later served as Vice President of Financial Advisory Services in 1997 when he advised on mergers and acquisitions, corporate restructurings, and transaction advisory. Mr. LeBlanc holds a BA in Economics from York University, a BComm from the University of Windsor and an MBA from the Schulich School of Business. He is a Chartered Accountant and Certified Public Accountant.
Experience, Qualifications and Skills:
Mr. LeBlanc has been President and Chief Executive Officer, and a director of Ambac since January 1, 2017. Mr. LeBlanc actively led global remediation and asset recovery initiatives at Syncora Holdings Ltd., evaluating strategic alternatives and overseeing all aspects of Syncora finance function. He also served as Special Advisor to Syncora’s Board of Directors and led the successful restructuring of Syncora during the 2008-2009 financial crisis and again in its 2016 restructuring. This background gives Mr. LeBlanc substantial insight into the issues affecting Ambac and makes him a valued member of our Board of Directors.
C. James Prieur
Mr. Prieur has been a director since January 5, 2016. Mr. Prieur has over 30 years of finance, investment management, risk management, and international business experience. Mr. Prieur served as Chief Executive Officer and director of CNO Financial Group, Inc. from 2006 until his retirement in 2011. CNO Financial Group is a life insurance holding company focused on the senior middle income market in the U.S. Prior to joining CNO Financial Group, Mr. Prieur had been with Sun Life Financial since 1979. He began his career at Sun Life Financial in Investments, and in 1997 he was named Senior Vice President and General Manager for U.S. operations, and became corporate President and Chief Operating Officer in 1999, a position Mr. Prieur occupied until he left Sun Life Financial to join CNO Financial Group. While at Sun Life Financial, Mr. Prieur managed multiple lines of business, including life, annuities, and health products in the United States, Canada, the United Kingdom and Asia.  Mr. Prieur is currently a director of Manulife Financial Corporation. Mr. Prieur is a Chartered Financial Analyst and has a BA from the Royal Military College and a MBA from Western University in Ontario.

Ambac Financial Group, Inc. | 14 | 2017 Proxy Statement

Experience, Qualifications and Skills:
Mr. Prieur has over 30 years of finance, investment management, risk management, and international business experience in the insurance industry. He brings a very useful C-suite perspective into the Board room. Mr. Prieur’s experience as a former Chief Executive Officer of CNO Financial Group, Inc. and his knowledge of the insurance industry are highly valued by the Board and management. This background, as well as his financial expertise and other board experience, makes Mr. Prieur well qualified to serve on our Board of Directors and its Audit Committee and Governance and Nominating Committee, and to chair its Compensation Committee.
Jeffrey S. Stein
Mr. Stein has been Chairman of the Board since January 1, 2015 and has served as a director since May 1, 2013. Mr. Stein is Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to institutional investors. Mr. Stein is an investment professional with over 24 years of experience in the high yield, distressed debt and special situations equity asset classes who has substantial experience investing in the financial services industry. Previously Mr. Stein was Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations equity asset management firm. From January 2003 through December 2009 Mr. Stein served as the Co-Director of Research at Durham responsible for the identification, evaluation and management of investments for the various Durham portfolios. From July 1997 to December 2002 Mr. Stein served as a Director of Research at The Delaware Bay Company, Inc., a boutique research and investment banking firm focused on the distressed debt and special situations equity asset classes. From September 1991 to August 1995, Mr. Stein was an Associate/Assistant Vice President at Shearson Lehman Brothers in the Capital Preservation & Restructuring Group. Mr. Stein currently serves as a director on the Boards of Dynegy Inc. (NYSE: DYN) and Westmoreland Coal Company (NYSE: WLB). Mr. Stein previously served as a director on the Boards of US Power Generating Company and KGen Power Corporation. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University.
Experience, Qualifications and Skills:
Mr. Stein is an investment professional with over 24 years of experience in institutional asset management and investment research who has substantial experience investing in the financial services industry. In addition, Mr. Stein has significant experience as a corporate director and in his capacity as such has focused on capital allocation, operating and financial performance, capital structure optimization, asset acquisitions and dispositions, corporate strategy, risk management and investor communications. As a result Mr. Stein has a wealth of knowledge with respect to the financial, institutional and risk management issues currently facing Ambac. His breadth of experience makes Mr. Stein well qualified to be Chairman of our Board, and to serve on the Governance and Nominating Committee.
Changes to the Board of Directors
On December 12, 2016, Mr. Tavakoli resigned as President and Chief Executive Officer of each of Ambac and AAC and as a member of the Board of Directors, and the Company announced the appointment of Mr. Claude LeBlanc as President and Chief Executive Officer of the Company and as a member of the Board of Directors, effective January 1, 2017.
Board Leadership Structure
The Board does not have a policy on whether or not the roles of Chief Executive Officer and Board Chair should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors, an employee or an outsider. The Board believes that it should be free to make this choice any way that it deems best for Ambac at any given point in time. While the Board has no fixed policy with respect to combining or separating the offices of Board Chair and Chief Executive Officer, those two positions have been held by separate individuals for the last several years, with the position of Chair of the Board currently being filled by Mr. Stein

Ambac Financial Group, Inc. | 15 | 2017 Proxy Statement

and the position Chief Executive Officer by Mr. LeBlanc. The Board believes this is the appropriate leadership structure for it at this time.
A majority of our directors are independent (see “Director Independence” below), and the Board believes that the independent directors provide effective oversight of management.
Board Committees
The current members of each of the committees of the Board, as well as the current Chairman of each of the committees of the Board, are identified in the following paragraphs. Each of the standing committees operates under a written charter adopted by the Board, which are available in the Corporate Governance section of our Investor Relations website: http://ir.ambac.com/governance.cfm. A copy of each charter is also available to stockholders free of charge on request to our Corporate Secretary, at corporatesecretary@ambac.com.
Audit Committee
The Audit Committee is currently comprised of Messrs. Haft, Herzog (Chairman), and Prieur. The main function of our Audit Committee is to oversee our accounting and financial reporting processes. The Audit Committee’s responsibilities include:

•	Selecting and approving the fees and terms of our auditors’ engagement.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Evaluating the experience, performance, qualifications, and independence of our independent auditors.

•	Reviewing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing the design, operation and effectiveness of our internal controls and our critical accounting policies.

•
Reviewing with management our annual audited financial statements, quarterly financial statements, earnings releases and any other material press releases related to accounting or financial matters announcements.

•	Reviewing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.

•	Reviewing and approving the Audit Committee report for inclusion in our annual proxy statement.

•	Reviewing our Regulation FD Policy.

•	Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of the Listing Rules of NASDAQ. The Board of Directors has determined that, based on each member’s professional qualifications and experience, each of the members of the Audit Committee qualifies as an "audit committee financial expert" as defined under the rules and regulations of the SEC. The Audit Committee met twelve times in 2016.

Ambac Financial Group, Inc. | 16 | 2017 Proxy Statement

Compensation Committee
The Compensation Committee is currently comprised of Messrs. Greene, Haft and Prieur (Chairman). The purpose of our Compensation Committee is to assist the Board in overseeing our compensation programs. The Compensation Committee’s responsibilities include:

•	Reviewing the overall compensation principles governing the compensation and benefits of our executive officers and other employees.

•	Evaluating the performance of our Chief Executive Officer.

•	Reviewing the procedures for the evaluation of our executive officers, other than our Chief Executive Officer.

•	Reviewing and approving the selection of our peer companies to use as a reference in determining competitive compensation packages.

•	Determining all executive officer compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites).

•
Reviewing and approving the terms of any employment agreements and severance arrangements, change-in-control agreements, and any special or supplemental compensation and benefits for our executive officers and individuals who formerly served as executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity compensation arrangements that may be adopted by Ambac from time to time.

•	Making and approving grants of equity based awards to directors under Ambac’s compensation plans.

•
Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure, and, based on this review and discussion, making a recommendation to include the CD&A disclosure in our annual proxy statement.

•	Preparing the annual Compensation Committee Report for inclusion in our annual proxy statement.
Each member of our Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the Listing Rules of NASDAQ. The Compensation Committee met fourteen times in 2016.
In late 2016, the Compensation Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide information and advice on executive compensation practices and determinations, including information on award design for both our Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”). From time to time, our Chief Executive Officer will attend meetings of the Compensation Committee and express his view on the Company’s overall compensation philosophy. Following year-end, the Chief Executive Officer makes recommendations to the Compensation Committee as to the total compensation package (salary, and STIP and LTIP awards) to be paid to each of our other named executive officers in the Summary Compensation Table. Our Chief Administrative Officer serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chairman in setting the annual agenda and gathering the requested supporting material for each Compensation Committee meeting. Our Corporate Secretary serves as secretary to the Compensation Committee.

Ambac Financial Group, Inc. | 17 | 2017 Proxy Statement

Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of Messrs. Greene (Chairman), Prieur and Stein. Our Governance and Nominating Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors based on criteria set by our Board of Directors, to oversee the evaluation of the Board of Directors and management, and to develop and update our corporate governance principles. The Governance and Nominating Committee’s responsibilities include:

•
Evaluating the composition, size, organization, and governance of our Board of Directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.

•	Periodically reviewing the standards for director independence and providing the Board with an assessment of which directors should be deemed independent.

•	Determining the criteria for Board membership.

•	Evaluating the participation of members of the Board in continuing education.

•	Reviewing and recommending to our Board of Directors the compensation of our non-employee directors and our subsidiaries’ directors.

•	Reviewing plans for the succession of our executive officers.

•	Reviewing and approving related party transactions according to our Related Party Transaction Policy.

•	Administering a procedure to consider stockholder recommendations for director nominees.

•	Evaluating and recommending candidates for election or re-election to our Board of Directors, including nominees recommended by stockholders.

•	Reviewing periodically Ambac’s Code of Business Conduct and compliance therewith.
Our Board of Directors has determined that each of the directors serving on our Governance and Nominating Committee is independent within the meaning of the Listing Rules of NASDAQ. The Governance and Nominating Committee met twelve times in 2016.
Strategy and Risk Policy Committee
The Strategy and Risk Policy Committee is currently comprised of Messrs. Greene, Haft (Chairman) and Herzog. The Strategy and Risk Policy Committee’s responsibilities include:

•	Consulting with the Audit Committee on key guidelines and policies for risk assessment and risk management.

•	Provide oversight of Ambac's capital structure, financing and treasury matters.

•	Reviewing, evaluating and recommending to the Board the proposed terms of certain financing activities that require Board approval.

•	Reviewing Ambac’s short-term and long-term financial and investment guidelines, plans and strategies.

•
Reviewing and making recommendations to the Board regarding strategic plans and initiatives, including potential material investments in joint ventures, mergers, acquisitions, and other business combinations.

The Strategy and Risk Policy Committee met three times in 2016.

Ambac Financial Group, Inc. | 18 | 2017 Proxy Statement

Board’s Role in Risk Oversight
Among other things, the Board is responsible for understanding the risks to which Ambac is exposed, approving management's strategy to manage these risks, establishing policies that monitor and manage defined risks and measuring management's performance against the strategy.
Our management team is responsible for managing the risks to which Ambac is exposed and reports on such matters to the Board and committees overseeing risk management.
The Audit Committee oversees the management of risk associated with the integrity of our financial statements and our compliance with legal and regulatory requirements. In addition, the Audit Committee reviews policies with respect to risk assessment and risk management, including major financial risk exposure and the steps management has taken to monitor and control such exposures. The Audit Committee reviews with management, our internal auditors, and our external auditors the accounting policies, our system of internal controls over financial reporting and the quality and appropriateness of disclosure and content in the financial statements and other external financial communications.
The Compensation Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality and talented employees, particularly executives, compensation structures that might lead to undue risk taking, and disclosure of our executive compensation philosophies, strategies and activities.
The Governance and Nominating Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality directors, our corporate governance programs and practices and our compliance therewith. Additionally, the Governance and Nominating Committee evaluates the performance of the Board and its committees annually and considers risk management effectiveness as part of their evaluation. The Governance and Nominating Committee also performs oversight of the business ethics and compliance program, and reviews compliance with our Code of Business Conduct.
The Strategy and Risk Policy Committee oversees the management of risk and risk appetite primarily with respect to strategic plans and initiatives, oversight of our capital structure, financing and treasury matters and oversight of management's process for the identification, evaluation and mitigation of our financial and commercial-related risks.
The full Board also receives quarterly updates from Board committees and the Board provides guidance to individual committee activities as appropriate.
Director Independence
The Governance and Nominating Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Committee considers all relevant facts and circumstances, including any consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance and Nominating Committee may determine from time to time. Following such annual review, the Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the criteria for director independence established by the committee are considered independent directors.
Based on the review and recommendation of the Governance and Nominating Committee, the Board has determined that none of Messrs. Greene, Haft, Herzog, Prieur or Stein has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each of them is an independent director as defined in the Listing Rules of NASDAQ. As disclosed in our 2016 Proxy Statement, the Board determined that neither Messrs. Eugene M. Bullis nor Victor Mandel, who each retired from our Board of Directors following last year’s Annual Meeting of Stockholders, had

Ambac Financial Group, Inc. | 19 | 2017 Proxy Statement

a relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director and that each of them was an independent director as defined in the Listing Rules of NASDAQ. In determining the independence of our directors, the Board of Directors has adopted the independence standards specified by applicable laws and regulations of the SEC and the Listing Rules of NASDAQ.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee has been an officer or employee of Ambac. In 2016, each of Messrs. Greene, Haft, Prieur and Stein served as members of the Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Consideration of Director Nominees
Stockholder Recommendations and Nominees
The Governance and Nominating Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Governance and Nominating Committee seeks to achieve a balance of experience, knowledge, expertise, and capability on the Board of Directors and to address the membership criteria set forth under “Director Selection Process and Qualifications” below. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance and Nominating Committee should be sent, together with the information required by Article II of our by-laws, c/o: Ambac Financial Group, Inc., Attn: Corporate Secretary, One State Street Plaza, New York, New York 10004. Stockholder nominations for directors that a stockholder wishes to have considered at a meeting of stockholders should be made in accordance with the provisions of our by-laws, as described under “Other Questions related to the Meeting or Ambac-What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.
Director Selection Process and Qualifications
Our Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with our Corporate Governance Guidelines regarding the selection of director nominees. Pursuant to these guidelines, the Governance and Nominating Committee screens candidates and evaluates the qualifications of the persons nominated by or recommended by our stockholders for membership to our Board. The Governance and Nominating Committee recommends director nominees who are ultimately approved by the full Board of Directors.
The Governance and Nominating Committee reviews the composition of the Board as a whole, as well as the committees, and assesses the appropriate knowledge, experience, skills, expertise and diversity in the context of the current make-up of the Board at that point in time. . The Governance and Nominating Committee also monitors the composition of the Board to determine if it meets the needs of our business and, in furtherance of this goal, proposes the nomination of directors for purposes of obtaining the appropriate members and skills. It also reviews the composition of the Board to ensure that it contains at least the minimum number of independent directors required by applicable law and stock exchange listing requirements.
The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee considers the current directors who have expressed an interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees who may be proposed by current directors, members of management or by stockholders are also considered. The Committee may, at Ambac’s expense, engage search firms, consultants and other advisors to

Ambac Financial Group, Inc. | 20 | 2017 Proxy Statement

identify, screen and/or evaluate candidates. When considering a potential non-incumbent candidate, the Governance and Nominating Committee will factor into its determination the following qualities, among others: character, judgment, business experience, diversity and acumen. All of these factors are considered in the context of an assessment of the perceived needs of the Board at that point in time. Candidates also are evaluated in light of other factors, such as those relating to service on other boards of directors.
Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled Board of Directors meeting and at other times as appropriate. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and any other non-independent directors.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors and its committees need not obtain management’s consent to retain outside advisors.
Board Effectiveness
Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.
Code of Business Conduct
Ambac has a Code of Business Conduct which reflects the Board's commitment to maintaining strong standards of integrity for handling business situations appropriately and effectively. The Code of Business Conduct can be found in the Corporate Governance section of Ambac’s Investor Relations website at http://ir.ambac.com/governance.cfm. Ambac will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. Ambac’s Corporate Governance Guidelines and the charters for our Audit Committee, Governance and Nominating Committee, Strategy and Risk Policy Committee and Compensation Committee are also available in the Corporate Governance section of Ambac’s Investor Relations website at http://ir.ambac.com/governance.cfm.

Ambac Financial Group, Inc. | 21 | 2017 Proxy Statement

Board Compensation Arrangements for Non-Employee Directors
Ambac's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that director compensation is reflective of the time, effort, expertise, and accountability required of board membership. The Governance and Nominating Committee believes that annual compensation for non-employee directors should generally consist of both a cash component, designed to compensate members for their service on the Board of Directors and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board. Equity awards are granted to our non-employee directors each year in the form of restricted stock units on or about the last business day in April, and vest on the one year anniversary of the grant date. Restricted stock units granted in prior years that have vested will not settle and convert into shares of common stock until the director resigns from, or otherwise ceases to be a member of, the Board of Directors of Ambac. Within five years of becoming a director, each non-employee director is required to acquire and hold shares of our common stock equal to the lesser of $800,000 in value or 40,000 shares. This requirement may be satisfied by restricted stock unit holdings and other share acquisitions. The Governance and Nominating Committee will review the compensation programs for non-employee directors on an annual basis to assess if such compensation is appropriate in light of directors' time commitments and contributions.
2017 Non-Employee Director Base Compensation Program Reduced by 33% Compared to 2016
In response to stockholder feedback received during the 2016 proxy solicitation process, the Governance and Nominating Committee recommended certain changes to its non-employee director base compensation plan. Beginning in 2017 non-employee director cash retainer and stock-based compensation, in the aggregate, has been reduced by 33% compared to 2016, and will consist of a higher percentage of equity compared to cash compensation. The Board also approved changes to the fees paid to the Chairman of the Board and to the Chairs of the Board's four committees.
Effective as of January 1, 2017, each non-employee director will receive:

•
An annual cash retainer of $100,000 and a grant of $200,000 of stock-based compensation, comprised of restricted stock units of Ambac (rounded up to the nearest whole unit), as permitted under Ambac’s 2013 Incentive Compensation Plan;

•
A non-employee director acting as Chairman of the Board shall receive an additional fee of $125,000; the Audit Committee Chair shall receive an additional fee of $35,000; the Compensation Committee Chair shall receive an additional fee of $25,000; and the chairs of each of the Governance and Nominating Committee and the Strategy and Risk Policy Committee shall receive an additional fee of $15,000;

•
Each non-employee director shall also be entitled to receive a fee of $2,000 (A) for each Board meeting attended, which shall only apply after he or she attends eight Board meetings in a calendar year, and (B) for each committee meeting attended as a committee member, which shall apply with respect to each committee after he or she attends eight meetings of such committee in a calendar year.

In addition Ambac will continue to reimburse directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings.

Ambac Financial Group, Inc. | 22 | 2017 Proxy Statement

Compensation for Non-Employee Directors in 2016
In 2016 our annual compensation arrangement for non-employee directors consisted of (i) an annual cash retainer of $200,000 and (ii) a grant of $250,000 of stock-based compensation, comprised of restricted stock units (rounded up to the nearest whole unit), or other stock based awards as permitted under Ambac’s 2013 Incentive Compensation Plan. Additionally, a non-employee director acting as Chairman of the Board or any committee in 2016 received a Chairman's fee of up to $25,000 per director. There were no additional fees for attending meetings. We also reimbursed our directors for reasonable out-of-pocket expenses incurred in connection with their Board service, including attendance at Board of Directors and committee meetings. The restricted stock units that were granted to our non-employee directors on April 30, 2016 will vest on April 30, 2017.
The following table summarizes compensation paid to non-employee directors during 2016. Messrs. Eugene M. Bullis and Victor Mandel retired from our Board of Directors following last year’s the Annual Meeting of Stockholders on May 18, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Eugene M. Bullis	85,887	—	—	85,887
Alexander D. Greene	221,336	250,007	—	471,343
Ian D. Haft	152,151	273,180	—	425,331
David L. Herzog	167,608	273,180	—	440,788
Victor Mandel	80,008	—	—	80,008
C. James Prieur	221,336	333,403	—	554,739
Jeffrey S. Stein	225,000	250,007	—	475,007

(1)
The value of the restricted stock units (“RSUs”) reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The number and grant date fair value of RSUs granted on April 29, 2016 (based on the closing price of our common stock on the NASDAQ Stock Market at the time of the grant) were as follows: Mr. Greene, 15,404 RSUs valued at $250,007; Mr. Haft, 15,404 RSUs, valued at $250,007; Mr. Herzog, 15,404 RSUs, valued at $250,007; Mr. Prieur, 15,404 RSUs, valued at $250,007; and Mr. Stein, 15,404 RSUs, valued at $250,007. In addition, Messrs. Haft and Herzog each received a grant of 1,442 RSUs, valued at $23,173 upon their initial appointment to the Board of Directors on March 30, 2016; and Mr. Prieur received a grant of 6,052 RSUs, valued at $83,397 upon his initial appointment to the Board of Directors on January 5, 2016. The total number of RSUs held by each of the non-employee directors as of December 31, 2016 was as follows: Mr. Greene, 27,090; Mr. Haft, 16,846; Mr. Herzog, 16,846; Mr. Prieur, 21,456; and Mr. Stein, 52,732.

Ambac Financial Group, Inc. | 23 | 2017 Proxy Statement

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of March 23, 2017, by those known to us to beneficially own more than 5% of our common stock, by our directors, director nominees and named executive officers individually and by our directors, director nominees and executive officers as a group.
The percentage of shares outstanding provided in the table is based on 45,228,945 shares of our common stock, par value $0.01 per share, outstanding as of March 23, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

	Amount and Nature of Shares Beneficially Owned
Name	Number (1)	Percent of Class (2)
5% or Greater Stockholders
Dimensional Fund Advisors LP(3)	2,571,088	5.7%
Executive Officers and Directors
David Barranco	2,697	*
Robert B. Eisman	8,046	*
Stephen M. Ksenak	20,845	*
Claude LeBlanc	20,000	*
David Trick	31,517	*
Alexander D. Greene	40,090	*
Ian D. Haft	16,846	*
David L. Herzog	29,666	*
C. James Prieur	26,456	*
Jeffrey S. Stein	76,399	*
All executive officers and directors as a group (11 persons)	277,819	*

*	Beneficial ownership representing less than 1% is denoted with an asterisk (*).

(1)
The share ownership listed in the table includes shares of our common stock that are subject to issuance in the future with respect to deferred stock units (“DSUs”), RSUs and vested stock options (including stock options which will vest within 60 days of the Record Date) in the following aggregate amounts: Mr. Barranco, 2,697 shares; Mr. Eisman, 2,357 shares; Mr. Ksenak, 12,878 shares; and Mr. Trick, 15,020 shares; Mr. Greene, 27,090 shares; Mr. Haft, 16,846 shares; Mr. Herzog, 16,846 shares; Mr. Prieur, 21,456 shares; and Mr. Stein, 69,399 shares. The RSUs granted to each of our non-executive directors shall not settle and convert into shares of common stock until such director resigns from, or otherwise ceases to be a member of, the Board of Directors of the Company. Each DSU and RSU represents a contingent right to receive one share of the Company’s common stock. RSUs granted to our named executive officers, and RSUs and stock options granted to the directors, that vest more than 60 days after the Record Date for voting at the Annual Meeting have not been included in the table above in accordance with SEC rules. DSUs vest immediately and were granted to our executive officers as part of their annual bonuses.

(2)
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, DSUs, RSUs or warrants held by that person that are currently

Ambac Financial Group, Inc. | 24 | 2017 Proxy Statement

exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each holder of common stock is entitled to one vote per share of common stock on all matters submitted to our stockholders for a vote.

(3)
According to the Schedule 13G filed by Dimensional Fund Advisors LP, as of December 31, 2016, Dimensional Fund Advisors LP beneficially owned 2,571,088 shares of our Common Stock. Dimensional Fund Advisors LP reported sole voting power with respect to 2,445,114 shares and sole dispositive power with respect to 2,571,088 shares. Such Schedule 13G also stated that Dimensional Fund Advisors LP filed the Schedule as an investment adviser, sub-adviser and/or manager for certain funds, trusts and accounts that own all of the aforementioned shares of our Common Stock and that, to the knowledge of Dimensional Fund Advisors LP, the interest of any one of such funds, trusts or accounts does not exceed 5% of our Common Stock. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746.

EXECUTIVE COMPENSATION
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of March 23, 2017 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position with Ambac
Claude LeBlanc	51	President and Chief Executive Officer and Director
David Barranco	46	Senior Managing Director
Robert B. Eisman	49	Senior Managing Director, Chief Accounting Officer and Controller
Stephen M. Ksenak	51	Senior Managing Director and General Counsel
Michael Reilly	60	Senior Managing Director, Chief Administrative Officer and Chief Information Officer
David Trick	45	Executive Vice President, Chief Financial Officer and Treasurer
Claude LeBlanc was appointed President and Chief Executive Officer of Ambac effective January 1, 2017. Mr. LeBlanc provides strategic leadership to Ambac by working with the Board and other members of senior management in developing and implementing the Company’s corporate strategies to maximize stockholder value. Mr. LeBlanc actively oversees the Company's asset enhancement and liability reduction strategies, including those relating to investment management, loss mitigation and other de-risking strategies, including for certain at-risk exposures and the recovery of losses through litigation and other means. In addition, Mr. LeBlanc is overseeing business development and extension initiatives at Ambac. Also see biography under “Board of Directors - Directors” above.
David Barranco has served as Senior Managing Director of Ambac since February 2012. Mr. Barranco is the head of Risk Management, a position he has held since October 2016.  Mr. Barranco has executive responsibility for Portfolio and Credit Risk Management and Restructuring and other related risk management responsibilities across the insured portfolio. Previously, he was head of the Restructuring Group. Mr. Barranco also has responsibility for corporate development and strategy.  Since September 2011, Mr. Barranco has served as Executive Director of Ambac Assurance UK Limited, Ambac’s London-based financial guarantee subsidiary. Mr. Barranco joined Ambac in 1999.
Robert B. Eisman has served as the Chief Accounting Officer, Controller, and a Senior Managing Director of Ambac since January 2010. Mr. Eisman has responsibility for managing Ambac’s financial reporting in compliance with SEC and U.S. insurance company regulatory requirements. Mr. Eisman is responsible for establishing Ambac’s U.S. GAAP and statutory accounting policies, budgeting and forecasting and providing accounting services to Ambac Assurance UK Limited. From August 2010 through September 2015, Mr. Eisman served as an Executive Director of Ambac Assurance UK Limited. Mr. Eisman joined Ambac in 1995 from KPMG LLP where he was an Audit Manager in the Financial Services group with a specialization in insurance companies.

Ambac Financial Group, Inc. | 25 | 2017 Proxy Statement

Stephen M. Ksenak has served as Senior Managing Director and General Counsel of Ambac since July 2011. Mr. Ksenak has executive responsibility for managing Ambac’s legal affairs. Prior to joining Ambac as Vice President and Assistant General Counsel in 2002, Mr. Ksenak practiced at the law firm of King & Spalding LLP.
Michael Reilly has served as Chief Administrative Officer, Chief Information Officer and Senior Managing Director of Ambac since February 2012. Mr. Reilly has executive responsibility for managing Ambac’s Human Resources, Administration, Business Solutions and Information Technology. From October 2009 to January 2012, he was Managing Director with the responsibility for managing Information Technology. Mr. Reilly joined Ambac in 2009.
David Trick was named Executive Vice President of Ambac in November 2016. He has served as Chief Financial Officer of Ambac since January 2010 and as a Senior Managing Director from January 2010 until his appointment as Executive Vice President. Mr. Trick was interim President and Chief Executive Officer of AAC from January 2015 until March 2016. As Chief Financial Officer, Mr. Trick has executive responsibility for managing Ambac’s financial affairs, including financial reporting, asset and liability management, investment management, financial planning, tax strategy, capital resources, operations, capital markets, liquidity and investor relations. In addition, since May 2006, he has served as Treasurer of Ambac and AAC. Since September 2015, Mr. Trick has served as an Executive Director of Ambac Assurance UK Limited. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients, including those in the financial guaranty industry, with regard to a broad range of treasury, credit, and capital markets products.

Ambac Financial Group, Inc. | 26 | 2017 Proxy Statement

Compensation Discussion and Analysis

WE ASK THAT YOU VOTE TO APPROVE OUR 2017 SAY‑ON‑PAY PROPOSAL
At our 2017 Annual Meeting, our stockholders will again have an opportunity to cast an advisory say‑on‑pay vote on the compensation paid to our named executive officers. We ask that our stockholders vote to approve executive officer compensation. Please see “Proposal No. 2-Advisory Vote to Approve Named Executive Officer Compensation.”

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including important changes the Committee has made since our 2016 annual meeting of stockholders, and decisions relating to the fiscal year 2016 compensation of our named executive officers (“NEOs”), identified in the table below.

Name	Position with Ambac
Nader Tavakoli*	Former President and Chief Executive Officer and Director
David Trick	Executive Vice President, Chief Financial Officer and Treasurer
David Barranco	Senior Managing Director
Robert B. Eisman	Senior Managing Director, Chief Accounting Officer and Controller
Stephen M. Ksenak	Senior Managing Director and General Counsel
Cathleen J. Matanle*	Former Senior Managing Director

*
As required under applicable SEC rules, Mr. Tavakoli (our former President and Chief Executive Officer) and Ms. Matanle (who served as a Senior Managing Director of Ambac until her retirement on September 30, 2016) are included as named executive officers for fiscal year 2016. Because Mr. LeBlanc commenced his employment with the Company in fiscal year 2017, he is not considered a “named executive officer” for purposes of this proxy statement.

Executive Summary
Our compensation programs are designed to reward execution and value creation relating to the implementation of our strategies. In 2016, following engagement with many of our stockholders as part of our 2016 proxy solicitation process, we commenced making important enhancements to our compensation programs and processes. These enhancements are being fully implemented during 2017 through changes to the design of our annual and long-term incentive plans, the implementation of important compensation-related policies, i.e., a Stock Ownership Policy and a Recoupment Policy, and changes to the compensation benchmarking peer group. With the implementation of these changes, key features of our compensation program will include:

•	A comprehensive and informed compensation process;

•	Competitive compensation levels and practices;

•	Performance-based incentive plans (annual and long-term) that are based on quantitative goals and objectives, and aligned with our key business strategies;

•	Greater weighting on equity-based compensation as a component of total compensation, and the adoption of a Stock Ownership Policy; and

•	Policies to manage compensation risk and support good governance, including a Recoupment Policy.

Ambac Financial Group, Inc. | 27 | 2017 Proxy Statement

2016 Company Performance
Our primary business objective is to maximize stockholder value through the execution of our key business strategies. In 2016 we took important steps to enhance the Company’s ability to achieve this objective. Key highlights and results include the following:

•	Ambac’s total stockholder return was 60% for 2016 as compared to 21% for the Russell 2000 Index and 16% for the S&P Completion Index.

•	Delivered solid earnings despite certain emerging challenges, reporting net income of $75 million, or $1.64 per diluted share, and Adjusted Earnings* of $315 million, or $6.89 per diluted share.

•	Year-over-year increases in book value, reaching $1.7 billion, or $37.94 per share, and Adjusted Book Value*, which was $1.3 billion, or $29.48 per share.

•
NOL tolling payments to Ambac from AAC continue to be a key value-driver for our stockholders, and in 2016 Ambac received $71.5 million of such payments and accrued an additional $28.7 million which is expected to be received by Ambac in May of 2017, as we continued to utilize our net operating loss carry-forwards.

•
Negotiated and received a $995 million cash settlement with JP Morgan as part of our residential mortgage-backed securities ("RMBS") representation and warranty litigation efforts. In addition, we secured future estimated recoveries of $51 million through a settlement of a non-representation and warranty related RMBS dispute and received approximately $100 million of subrogation recoveries related to an omnibus settlement with investors in Countrywide securitizations.

•
Opportunistically purchased $659 million of AAC-insured securities during the year. As of December 31, 2016, we owned approximately $1.5 billion of Deferred Amounts (including interest) which represented approximately 41% of the total Deferred Amounts outstanding.

•
Net par outstanding in our insured portfolio decreased by 27%, from $108 billion to $79 billion as of December 31, 2016, and our Adversely Classified Credits decreased by 17% for the year from more than $20 billion down to $17 billion.

•
Decreased our student loan net par exposure by 40%, or $0.9 billion, including approximately $387 million of commutations. We also cancelled $458 million of net par exposure in AAC-owned Local Insight Media bonds.

•	Took action to reduce our future operating costs, including annual compensation costs by approximately 13%, or $7.5 million annually.

•
Recognized savings from existing vendors and negotiated more favorable terms for new products and services resulting in 2016 savings of $993,000. In 2016 we also negotiated healthcare benefit savings beginning in 2017 of $500,000 per year through a combination of insourcing, negotiating, and plan modifications.

____________________________

*
Adjusted Earnings and Adjusted Book Value are non-GAAP measures. A reconciliation of these non-GAAP financial measure and the most directly comparable GAAP financial measure is presented in Appendix A. In this Proxy Statement, we refer to Total Ambac Financial Group, Inc. stockholders' equity as "book value."

Ambac Financial Group, Inc. | 28 | 2017 Proxy Statement

Corresponding Pay Decisions
2016 compensation decisions were intended to reflect our compensation principles:

•	Link short-term incentives to Company performance;

•	Use long-term incentives to further align the interests of our executives with stockholders; and

•	Support the retention and attraction of key executive talent.
Base salaries in 2016 for each of our NEOs were reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. Bonus awards paid to our NEOs in 2016 were based on the Company’s overall performance and the business unit and individual performance of each NEO. While bonus decisions for 2016 were generally made on the same discretionary basis as in prior years, the Compensation Committee began to apply, in part, the principles and processes that are being applied in the 2017 compensation program. Also, to increase the equity ownership of our NEOs, 25% of the annual incentive bonus awards were paid in common stock units of Ambac with a deferred settlement provision, and the remainder was paid in cash. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date, unless settled earlier due to an employee’s departure from the Company (other than for cause).
Long-term incentive awards granted in early 2016 were also reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, and reflect the long term goals that the Compensation Committee believes will drive shareholder value over a three year period.
2016 Say on Pay Vote and Stockholder Outreach
At the 2016 annual meeting of stockholders, approximately 51% of the votes cast at the meeting were voted in favor of the say-on-pay proposal covering our executive compensation program for 2015. This was a significant change from the 2015 annual meeting in which 98% of the votes cast supported our annual say-on-pay proposal.
In connection with our 2016 say-on-pay vote, the Compensation Committee solicited feedback from our stockholders and certain proxy advisory firms.  During the proxy solicitation process we received critical feedback concerning the level of compensation and other pay practices relating to our former Chief Executive Officer and the lack of objective performance metrics related to our short term incentive compensation program. As a result, the Compensation Committee engaged a new independent compensation consultant and in 2016 began implementing a number of important changes to our compensation programs, which will be fully effective in 2017. These changes are also discussed throughout the remainder of this CD&A.

Ambac Financial Group, Inc. | 29 | 2017 Proxy Statement

Our Compensation Philosophy and Objectives
Our executive compensation program is designed to support achievement of our key business objectives. The Committee monitors and oversees all facets of the program, including incentive plan design, benchmarking, and the performance goal-setting process, and approves executive pay programs that tie a substantial portion of compensation to goal achievement. The Committee also retains the authority to make discretionary adjustments to further recognize overall Company performance and enhance alignment with stockholders, and is committed to monitoring and adapting to evolving compensation standards. Specifically, our executive compensation program has the following objectives:

Objectives	Details
Attract, retain and motivate executives and professionals of the highest quality and effectiveness
● Provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations operating within the same marketplace for executive talent.

Align pay with performance
● A substantial portion of each executive’s total compensation is variable and performance-based.
● The design of our incentive plans focus on rewarding performance aligned with our key business strategies.

Further align our executives’ long-term interests with those of our stockholders	● Balance use of cash and equity based compensation and short and long-term incentives that further align management's interests with those of our stakeholders and support retention.
Discourage excessive risk taking	● Maintain policies that support good governance practices and mitigate against excessive risk taking.
Determining Executive Compensation
The Compensation Committee bases current pay levels on several factors, including competitive pay practices in the financial services industry, the scope and complexity of the functions of each NEO’s role, the contribution of those functions to our overall performance, individual experience and capabilities, and individual performance. Any variations in compensation among our NEOs reflect differences in these factors. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in December and January of each year in connection with year-end compensation decisions.
Compensation Consultants
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Compensation Committee retained Frederic W. Cook & Co. ("FW Cook"), to advise on the 2015 compensation cycle, which included year-end compensation decisions made in January 2016. In late 2016, the Compensation Committee decided to discontinue its retention of FW Cook and engaged a new independent compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”), as its independent compensation advisor for the remainder of the 2016 compensation cycle. Meridian provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. Specifically, Meridian advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, and individual pay decisions with respect to our NEOs. The Compensation Committee has assessed the independence of both Meridian and FW Cook pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent either Meridian or FW Cook from independently advising the Compensation Committee.

Ambac Financial Group, Inc. | 30 | 2017 Proxy Statement

Competitive Compensation Considerations
Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. However, we do not rely on this information to target any specific pay percentile for our NEOs. Instead, we use this information to provide a general review of market pay levels and practices and to ensure that we make informed decisions regarding our executive pay programs.
To help the Compensation Committee determine compensation levels for the NEOs, Meridian prepared an analysis that compared the level of compensation for our NEOs and compensation paid to officers at comparable positions across an industry comparator group. This comparator group was selected because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. During the preparation of its benchmarking review, Meridian suggested, and the Committee approved, certain modifications to the comparator group. Specifically, MBIA was removed and HCI Group and RLI Corporation were added based on the recommendation of Meridian that these two companies were more comparable to Ambac in terms of size. The table below provides summary financial information regarding Ambac and the new comparator group used for the 2016 compensation cycle and the old comparator group used for the 2015 compensation cycle.

Comparator Group used for 2016 Compensation Cycle	Comparator Group used for 2015 Compensation Cycle	Market Capitalization ($ in millions)	Enterprise Value ($ in millions)	Assets ($ in millions)	Book Value Per Share ($/share)
American Equity Investment Life Holding Company	American Equity Investment Life Holding Company	$1,459	$891	$55,848	$23.90
Assured Guaranty Ltd	Assured Guaranty Ltd	3,686	3,908	14,669	43.96
Employers Holdings Inc	Employers Holdings Inc	968	748	3,824	23.62
HCI Group Inc		299	156	684	23.10
Horace Mann Educators Corp	Horace Mann Educators Corp	1,471	1,164	10,691	31.18
	MBIA Inc	1,240	6,061	11,787	24.61
MGIC Investment Corp	MGIC Investment Corp	2,725	3,277	5,873	6.58
Navigators Group Inc	Navigators Group Inc	1,410	1,311	4,897	37.98
National Western Life Group	National Western Life Group	747	170	11,881	443.34
OneBeacon Insurance Group	OneBeacon Insurance Group	1,347	387	3,649	10.53
Provident Financial Services Inc	Provident Financial Services Inc	1,397	2,767	9,390	18.26
Radian Group Inc	Radian Group Inc	2,904	3,047	6,050	12.07
RLI Corp		2,992	3,091	2,914	18.91
Safety Insurance Group Inc	Safety Insurance Group Inc	1,019	929	1,796	42.70
Selective Ins Group Inc	Selective Ins Group Inc	2,304	1,986	7,363	24.37
Virtus Investment Partners Inc	Virtus Investment Partners Inc	755	899	930	60.68
Ambac Financial Group Inc. (1)		$830	$1,793	$24,016	$37.41
Percentile Rank		17%	62%	94%	71%
Note: Financial data reflects information as of September 30, 2016			Source: S&P Compustat via Research insight

(1)
Ambac Financial Group, Inc. ("Ambac") enterprise value excludes long-term debt of $11,930 associated with Variable Interest Entities for which Ambac or its subsidiaries are required to consolidate as a result of its financial guarantee contract. Ambac assets include $14,385 of assets relating to these Variable Interest Entities.

Ambac Financial Group, Inc. | 31 | 2017 Proxy Statement

The Role of Management in Determining Pay
Generally, our Chief Executive Officer reviews the competitive compensation data for each of the other NEOs, considers their individual performance, and makes a recommendation to the Compensation Committee for base salary, annual bonus and long-term incentive awards. The Chief Executive Officer typically participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. This year, in light of Mr. Tavakoli's resignation in early December, Mr. Stein as Chairman of the Board, fulfilled this role with respect to decisions made in late 2016 and early 2017. The Committee utilizes the information provided along with input from the compensation consultant and the knowledge and experience of the Committee’s members in making compensation decisions. Executive officers do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee. See "Directors, Executive Officers, and Corporate Governance — Recent Developments."
Elements of Pay
Compensation for each of our NEOs is viewed on a total compensation basis and comprised of the following elements of pay:

Compensation Element	Purpose
Base Salary
● Provide a minimum, fixed level of cash compensation to compensate executives for services rendered during the fiscal year that is competitive with organizations operating within the same marketplace for executive talent.

Annual Bonus
● Drive achievement of annual corporate goals, including key financial and operating results and strategic goals, as well as individual and business unit performance, that drive value for stockholders.

Long-Term Incentives
● Further align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price, and tying long-term incentive compensation to performance metrics that we believe to be important value-drivers for our stockholders.

Health and Welfare Benefits	● There are no special health and welfare benefits provided to executive officers, other than health and welfare benefits provided to all Ambac employees generally.
Post-Employment Benefits
● Pursuant to Ambac's Severance Pay Plan, each of our executive officers (other than Messrs. LeBlanc, Trick and Ksenak) may be entitled to receive a severance payment equal to 52 weeks of such executive officer's weekly base salary at the time of termination of his employment by Ambac under certain circumstances. See “--Post-Employment Benefits.” For a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."

Perquisites	● The Company provides a limited number of perquisites to all our employees, including our executive officers.
Before any year-end compensation decisions are made, the Compensation Committee undertakes a comprehensive review of all elements of each executive officer’s compensation. This review includes information on cash and non-cash compensation for the past four fiscal years (including current and prior year base salaries, annual bonuses, long-term incentive awards, option grants and RSU awards), the value of benefits and other perquisites paid to our executive officers, and the value of unrealized gains/losses on prior equity-based awards held by our executive officers, as well as potential amounts to be delivered under all post-employment scenarios. This comprehensive review is designed to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to each of our executive officers.

Ambac Financial Group, Inc. | 32 | 2017 Proxy Statement

Base Salary
Base salaries are intended to reflect the experience, skill and knowledge of our executive officers and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.
Incentive Compensation
Incentive compensation is a key component of our executive compensation strategy. Our incentive compensation awards generally have two components: short term incentive compensation (consisting of an annual cash bonus and deferred stock units or DSUs) and Long Term Incentive Plan awards. Annual decisions with regard to incentive compensation are generally made in January of each year, following Compensation Committee meetings in November and December of the previous year, and are based on Company performance, and individual and business unit performance in the prior fiscal year, as well as competitive market information provided by the benchmarking review. An allocation is then made between short term incentive compensation and LTIP awards.
Incentive compensation payouts can be highly variable from year to year and are generally based on the execution of our strategies at the Company, as well as business unit and individual performance. In addition, careful attention is paid to competitive compensation practices in the financial services industry.
Short Term Incentive Compensation. Annual incentives for our NEOs are meant to reward performance, measured against goals and objectives established at the beginning of the year. Since our emergence from bankruptcy in 2013, we have paid bonuses on a discretionary basis and not based on achievement of pre-established financial metrics because of the uncertainties associated with our main operating subsidiary, AAC, which is not writing new business and which created a Segregated Account that is subject to a rehabilitation proceeding. Our inability to make subjective determinations in awarding bonuses could have a material adverse impact on our ability to attract, motivate and retain high-quality and talented executives. However, in evaluating 2016 performance, the Compensation Committee reviewed several financial performance metrics, including improvements in our asset to liability ratio and net asset value at AAC, and Cumulative EBITDA at the Company. The Compensation Committee also considered the new short term incentive compensation program performance metrics that will be implemented in 2017: adjusted book value, expense management, and reductions in adversely classified credits. During the 2016 fiscal year, our asset to liability ratio improved by 7%; net asset value at AAC increased by $396 million; Cumulative EBITDA at AFG was $1.7 million; adjusted book value per share increased from $28.15 to $29.48; expense management improved in the fourth quarter of 2016 compared with the fourth quarter of 2015 from $21.7 million to $18.2 million; and adversely classified credits were reduced from more than $20 billion to $17 billion. The Compensation Committee did not necessarily favor one measure over another or apply a particular formula or weighting, but instead used a balanced view of performance to gain a comprehensive understanding of the Company’s overall results and the individual executive’s contributions.
Further, in order to increase equity ownership levels among our NEOs and to further align management and stockholder interests, 25% of the annual bonus for 2016 was paid in vested common stock units of Ambac with a deferred settlement provision, and the remainder was paid in cash. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date, unless settled earlier due to an employee’s departure from the Company (other than for cause).

Ambac Financial Group, Inc. | 33 | 2017 Proxy Statement

Key Changes for 2017 Short Term Incentive Compensation: In response to suggestions made by a number of stockholders, in 2017 we revised our short-term incentive compensation program for our NEOs to implement a structured and objective approach to determining bonus award payouts. Specifically, sixty percent of an executive officer’s annual bonus for fiscal year 2017 will be calculated based on the achievement of pre-established financial performance targets at the Company related to: (i) Adjusted Book Value, (ii) Expense Management*, and (iii) Reductions in Adversely Classified Credits. The remaining forty percent of the annual bonus will be based on non-financial considerations, including business unit results and individual performance. The Compensation Committee believes that it is important to retain a substantial level of discretion with respect to non-financial considerations because of the uncertainties associated with our main operating subsidiary, AAC, which is not writing new business and which created a Segregated Account that is subject to a rehabilitation proceeding. Our inability to pay discretionary bonuses could have a material adverse impact on our ability to attract, motivate and retain high-quality and talented executives. In addition, the Compensation Committee assigned to each NEO an annual target incentive opportunity, expressed as a percentage of eligible earnings (base salary amount paid during the year), which is based on the executive’s position and the scope of responsibilities. Target annual incentives (as a percent of base salary) for the NEOs are set as follows: 100% for the Chief Executive Officer; 55% for the Chief Financial Officer; and 50% for each of the other NEOs. Actual incentive payouts can range from 0% to 150% of target, based on the Compensation Committee’s review of overall corporate performance and individual and business unit achievement relative to the pre-established goals and objectives set forth above.

Long Term Incentive Compensation. Our LTIP awards focus on the attainment of long term performance goals and objectives, which are deemed instrumental in creating long term value for stockholders and long term retention incentives for our executives. The Compensation Committee reviews the LTIP targets each year for competitive alignment. The Compensation Committee also reviews market trends related to the award mix and determines the appropriate mix of equity instruments considering market benchmark data.
In February of 2016, LTIP compensation awards (which related to 2015 performance) were granted to our NEOs. These LTIP awards were split evenly with 50% of a grant denominated in Performance Stock Units (“PSUs”) and the other 50% of the grant in a Cash Incentive Award. These awards are designed to balance the financial and operational objectives of both Ambac and AAC, without encouraging behavior at one entity that could be potentially detrimental to the results of the other entity. PSUs and Cash Incentive Awards represent a promise to deliver, within 60 days after the end of a three-year performance period, a number of shares of Ambac’s common stock and a cash award, respectively, each ranging from 0% to 200% of the amount of the initial grant, depending on the achievement by either Ambac or its principal operating subsidiary, AAC, of financial performance objectives determined by the Compensation Committee at the time of the grant. The value of each NEO's 2016 LTIP award, other than the LTIP award granted to the Chief Executive Officer, was determined by the Compensation Committee based on its view of the Company’s overall results, the individual executive’s contribution to overall performance and the Committee's view of the appropriate size of this element of compensation in such executive's total compensation package. The 2016 LTIP award granted to our Chief Executive Officer was determined pursuant to a negotiation with the Compensation Committee and reflected in his employment Agreement. See “-Employment Agreement and Separation Agreement with Nader Tavakoli.”

________________

*	Expense management is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year compared with the budgeted amount.

Ambac Financial Group, Inc. | 34 | 2017 Proxy Statement

For each of our NEOs, other than Mr. Barranco and Ms. Matanle, the Compensation Committee determined to weight the LTIP awards granted in February 2016 as follows: 80% of the award is based on performance at AAC (an “AAC LTIP Target Award”) and 20% of the award is based on performance at Ambac (an “Ambac LTIP Target Award”). For Mr. Barranco, 50% of the award is based on performance at AAC and the other 50% of the award is based on performance at Ambac; and for Ms. Matanle 100% of the award was based on performance at AAC. The relative weighting of each LTIP award was determined based on each executive's level of responsibility with respect to performance at either AAC or AFG or both.
The metric used to judge performance at AAC for LTIP awards granted in February 2016 is the greater of an improved asset to liability ratio (“ALR”) or an improved net asset value ("NAV") over a three-year performance period which runs from January 1, 2016 until December 31, 2018 (the “Performance Period”), and is intended to reward participants for increases in the value of AAC's assets relative to its liabilities. The ALR is calculated by dividing (a) Assets by (b) the Liabilities of the following entities: AAC, Everspan Financial Guarantee Corp., Ambac Credit Products LLC, Orient Bay LLC, Ambac Financial Services LLC, and any other entities that the Compensation Committee shall determine to include. The NAV is calculated by reducing Assets by Liabilities, determined as of the last day of the performance period. For purposes of the ALR and NAV calculation, “Assets” shall mean the total cash, invested assets and net receivables (payables); and “Liabilities” shall mean the sum of the following: (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries, which includes recoveries from representation and warranty claims, and reinsurance recoverables, using discount rates in accordance with GAAP, (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps, (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), and (v) the face value of outstanding preferred stock. In addition, the Assets and Liabilities shall be increased for the amount of representation and warranty litigation receipts that are subsequently used to settle Liabilities over the performance period.
The following table sets forth the percentage of the AAC LTIP Target Award that each of our named executive officers could earn under the 2016 LTIP awards based on the higher of (1) the ALR or (2) the NAV determined as of the last day of the Performance Period. In order to achieve target performance and receive 100% of the AAC LTIP Target Award, the ALR or the NAV on the last day of the Performance Period must be 84% or $(979) million, respectively. An ALR below 79% and an NAV below $(1,337) million, would earn nothing and an ALR of 100% or an NAV of zero would earn two times the amount of the AAC LTIP Target award that related to AAC performance.

Percentage of AAC LTIP Target Award Earned	ALR(1)	NAV ($ in millions)(1)
200.0%	100%	$—
175.0%	94%	$(349)
150.0%	89%	$(655)
100.0%	84%	$(979)
0%	79%	$(1,337)
(1) Linear interpolation between levels of ALR and NAV will result in a proportionate amount of the AAC LTIP Target Award becoming earned and vested.
The metric used to judge performance at Ambac for LTIP awards granted in February 2016 is Cumulative EBITDA over the Performance Period. Ambac’s "Cumulative EBITDA" means Ambac’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) for the Performance Period. The choice of the Cumulative EBITDA metric is intended to reward participants on generating income from all of AFG's subsidiaries excluding AAC and existing AAC subsidiaries.

Ambac Financial Group, Inc. | 35 | 2017 Proxy Statement

The following table sets forth the percentage of the Ambac LTIP Target Award that each of our named executive officers could earn under the 2016 LTIP awards based on the Cumulative EBITDA achieved over the Performance Period, determined as of the last day of the Performance Period. In order to achieve target performance and receive 100% of the Ambac LTIP Target Award, Ambac’s Cumulative EBITDA achieved over the Performance Period and measured as of the last day of the Performance Period must be $6.0 million. A Cumulative EBITDA of zero would earn nothing, and a cumulative EBITDA of $19.0 million would earn 200% of the amount of the Ambac LTIP Target award.

Ambac’s Cumulative EBITDA ($ in millions) (1)	Percentage of Ambac LTIP Target Award Earned
$19.0	200%
$16.0	175%
$13.0	150%
$6.0	100%
$0	0%
(1) Linear interpolation between levels of Cumulative EBITDA will result in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
Following the end of the Performance Period, the Compensation Committee will determine the extent to which each participant’s LTIP award has been earned and the amount payable. The Compensation Committee may in the exercise of its discretion reduce the amount of any LTIP award that otherwise would have been earned based on the satisfaction of the performance metrics, but may not increase the size of any LTIP award.
The purpose of the LTIP awards is to further align the long-term interests of our NEOs with those of our stockholders. We believe we have achieved this by making the vesting of the LTIP awards conditional upon Ambac and AAC achieving certain milestones that the Company believes will have a positive effect on the future value of our common stock. In addition, the ultimate value of the PSUs directly depends on the value of our common stock at the time of vesting. Each individual who receives a PSU becomes, economically, a long-term stockholder of the Company, with the same interests as our other stockholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing stockholder value over the long term.

Key Changes for 2017 Long Term Incentive Compensation: We made enhancements to the 2017 LTIP program by making reductions to our adversely classified credits an additional performance based financial metric, providing that all LTIP awards will be denominated in PSUs, and eliminating the Cash Incentive Award feature to further align management's interest with those of our stockholders.

Compensation for Each of Our Named Executive Officers in 2016
Mr. Tavakoli. Mr. Tavakoli's compensation for 2016 was determined pursuant to the terms of an Employment Agreement entered into between Ambac and Mr. Tavakoli on January 4, 2016 (the “Tavakoli Employment Agreement”), that was negotiated by our Compensation Committee with input and advice from its independent compensation consultant, FW Cook. As a result, Mr. Tavakoli was paid an annual salary of $950,000, received a one-time equity award of restricted stock units with a value of $4,275,000, and a 2016 LTIP award with a target value equal to 150% of his base salary and was eligible for an annual bonus with a target amount equal to 150% of his base salary. Mr. Tavakoli also received severance and other benefits pursuant to a Separation Agreement. (See “Employment Agreement and Separation Agreement with Nader Tavakoli”).
Mr. Trick. In determining individual performance for Mr. Trick, the Compensation Committee considered his consistent leadership and high level of performance as the Chief Financial Officer. The Compensation Committee considered corporate accomplishments in 2016 that were attributable to Mr. Trick’s leadership, including, among others, his proactive management of assets and liabilities, which significantly contributed to our success in 2016.

Ambac Financial Group, Inc. | 36 | 2017 Proxy Statement

The Compensation Committee also considered the recommendation of Mr. Tavakoli, with respect to decisions made while he was serving as CEO, and Mr. Stein, with respect to later decisions regarding 2016 annual incentives, as well as the competitive compensation practices at the other companies included in our comparator group, in determining Mr. Trick’s total compensation. Based on these reviews the Compensation Committee approved an annual incentive award payable with a cash bonus of $450,000, and a DSU award valued at $150,000, and as well as an LTIP award with a target valued of $300,000. In addition, in recognition of Mr. Trick's performance and leadership, the Compensation Committee approved an increase in Mr. Trick's base salary in 2016 from $650,000 to $750,000, effective as of March 7, 2016, pursuant to the terms of his employment agreement. Mr. Trick was also paid $15,000 a month for his service as interim President and Chief Executive officer of AAC (increased from the $10,000 monthly supplement he received in 2015 for such services) until the appointment of Mr. Tavakoli as President and Chief Executive officer of AAC in March 2016. In February 2016, Mr. Trick received a one-time grant of 12,887 RSUs in recognition of his extraordinary contributions to the Company, including his performance as interim President and Chief Executive Officer of AAC throughout 2015. Mr. Trick also received in February 2016 an LTIP award with an aggregate target value of $250,000 (50% in a cash incentive LTIP award and 50% in PSUs), which was determined based on certain corporate accomplishments in 2015 that were attributable to Mr. Trick’s leadership, including, among others, the overall reduction in the insured portfolio by 25%, from $144.7 billion to $108.3 billion, and the reduction of adversely classified credits by 23% from $26.5 billion at December 31, 2014 to $20.4 billion at December 31, 2015.
Mr. Ksenak. In determining individual performance for Mr. Ksenak, the Compensation Committee considered that Mr. Ksenak is a key contributor to the collective management team, providing leadership, advice and guidance in his position as Senior Managing Director and General Counsel of Ambac. Specifically, Mr. Ksenak has executive responsibility for managing the Company’s legal affairs and provides insightful counsel and sound judgment in advising the Board and management through the many complex legal, governance, compliance and regulatory issues facing Ambac. Based on this review the Compensation Committee approved the following: a cash bonus of $300,000, a DSU award valued at $100,000, and a target LTIP award valued at $250,000. In addition the Compensation Committee approved an increase effective as of January 1, 2017 in Mr. Ksenak's base salary from $525,000 to $600,000, pursuant to the terms of his employment agreement. (See “Agreements with Other Executive Officers - Stephen M. Ksenak). In February 2016, Mr. Ksenak received a one-time grant of 12,887 RSUs in recognition of his extraordinary contributions to the Company and an LTIP award with an aggregate target value of $225,000 (50% in a cash incentive LTIP award and 50% in PSUs), which awards were determined based on certain corporate accomplishments in 2015 that were attributable to Mr. Ksenak’s leadership, including, successful litigation outcomes.
Mr. Barranco. In determining individual performance for Mr. Barranco, the Committee considered his significant leadership to the Company through his role as a Senior Managing Director with executive responsibility for risk management and strategy. Based on this review the Compensation Committee approved the following: a cash bonus of $187,500, a DSU award valued at $62,500, and a target LTIP award valued at $200,000. In addition the Compensation Committee approved an increase in Mr. Barranco's base salary for 2017 from $425,000 to $500,000 in recognition of the increased responsibilities undertaken by Mr. Barranco following the retirement of Ms. Matanle. In February 2016, Mr. Barranco received an LTIP award with an aggregate target value of $175,000 (50% in a cash incentive LTIP award and 50% in PSUs), which was determined based on his continued leadership in risk management and corporate development at the Company.
Mr. Eisman. In determining individual performance for Mr. Eisman, the Committee considered his significant leadership to the Company through his role as a Senior Managing Director and Chief Accounting Officer with executive responsibility for managing the Company’s financial reporting in compliance with SEC and other regulatory requirements and establishing Ambac’s GAAP and Statutory Accounting Policies. Based on this review the Compensation Committee approved the following: a cash bonus of $165,000, a DSU award valued at $55,000, and a target LTIP award valued at $150,000. Mr. Eisman's base salary in 2017 remained unchanged from 2016. In February 2016, Mr. Eisman received an LTIP award with an aggregate target value of $175,000 (50% in a cash incentive LTIP award and 50% in PSUs), which was determined based on his continued leadership in managing

Ambac Financial Group, Inc. | 37 | 2017 Proxy Statement

the Company’s financial reporting in compliance with SEC and other regulatory requirements and establishing Ambac’s GAAP and Statutory Accounting Policies.
Ms. Matanle. Ms. Matanle, who retired on September 30, 2016, agreed to a negotiated separation agreement with the Company dated as of September 15, 2016 (the “Matanle Separation Agreement”). Pursuant to the Matanle Separation Agreement, Ms. Matanle (i) received a lump sum payment in the amount of $705,000, less applicable taxes, withholdings and deductions; (ii) continues to be eligible to receive her outstanding equity awards pursuant to the terms and conditions of her existing award agreements; and (iii) was entitled to receive any company-matching contributions that were due under the terms and conditions of the AAC Savings Incentive Plan through the Separation Date. Ms. Matanle is subject to certain confidentiality, non-competition, and non-solicitation covenants and a cooperation covenant for so long as the Company is involved in litigation relating to certain matters in which Ms. Matanle has been involved during the course of her employment with the Company, whether such litigation is presently pending or instituted in the future. Ms. Matanle is also subject to non-disclosure and non-disparagement covenants. (See "Separation Agreement with Cathleen J. Matanle").
The following table shows the base salary and incentive compensation paid to Messrs. Trick, Barranco, Eisman, and Ksenak for their performance in 2016 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by showing the full grant date value of the LTIP awards on March 3, 2017, which were awarded based on 2016 performance but are not reflected in the Summary Compensation Table because of SEC rules on proxy statement disclosure.

Name	Year	Salary ($)	Cash Bonus ($)	DSU Awards ($)	LTIP Awards ($)	Total ($)
David Trick	2016	770,192	450,000	150,000	300,000	1,670,192
David Barranco	2016	425,000	187,500	62,500	200,000	875,000
Robert B. Eisman	2016	500,000	165,000	55,000	150,000	870,000
Stephen M. Ksenak	2016	525,000	300,000	100,000	250,000	1,175,000
Perquisites. The Company provided a limited number of perquisites to all our employees, including our executive officers. For Messrs. Trick, Barranco, and Eisman, perquisites included payments for tax preparation services as a result of their roles as executive directors of Ambac UK. In addition, the Company paid (i) a portion of Mr. Tavakoli’s legal expenses in connection with the negotiation of his 2016 Employment Agreement in the amount of $69,656 and (ii) Ms. Matanle's legal expenses in connection with the negotiation of her Separation Agreement in the amount of $4,500.
Employment Agreements. Certain of our active NEOs have entered into employment agreements with the Company which provide for certain compensation and benefits, including, severance benefits in certain circumstances. In December 2016, we entered into an employment agreement with our new CEO, Claude LeBlanc, in connection with his appointment, which took effect on January 1, 2017. We also entered into an employment agreement with Mr. Trick in November of 2016, and Mr. Ksenak in January 2017. While the Compensation Committee considers employment agreements customary for the chief executive officer, the Committee believed it was important to execute an employment agreement with each of Messrs. Trick and Ksenak to retain their services to Ambac for the foreseeable future. Mr. Tavakoli, our former CEO, was given as an employment agreement in connection with his appointment in January 2016. (See “Agreement with Claude LeBlanc”, “Agreements with Other Executive Officers” and “Employment Agreement and Separation Agreement with Nader Tavakoli” below). Severance Agreements have been entered into with various executive officers when the Compensation Committee believes it is in the best interest of the Company to secure an orderly separation between such officers and the Company, which typically include certain continuing obligations from the departing executive.

Ambac Financial Group, Inc. | 38 | 2017 Proxy Statement

Post-Employment Benefits. Pursuant to Ambac's Severance Pay Plan, to provide protection in the event of an involuntary termination, each of our current executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer's weekly base salary at the time of termination of his employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan). In addition to this severance payment, each of our current NEOs (other than Messrs. Trick and Ksenak) would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following his or her termination of employment. The portion of the premiums to be paid by the Company will be the same as the amount paid by the Company for the same group health insurance coverage for active employees. For a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."
The 2016 LTIP award agreements pursuant to which the PSUs and Cash Incentive Awards were granted to each of our named executive officers provide that if a termination occurs for any reason prior to January 1, 2017, the entire grant of PSUs and Cash Incentive Awards shall expire and be forfeited immediately. If a termination occurs on or after January 1, 2017 by reason of death, disability, an involuntary termination other than for “cause,” or retirement, the recipient would be entitled to receive a prorated portion of the LTIP award which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied. If a termination occurs on or after January 1, 2017, for any reason not set forth above, the entire grant of PSUs and Cash Incentive Awards shall expire and be forfeited immediately. Comparable provisions are included in the 2015 and 2014 LTIP award agreements.
Cathleen J. Matanle retired as a Senior Managing Director of Ambac effective as of September 30, 2016, and, pursuant to a negotiated separation agreement, she receive severance payments totaling $705,000. Ms. Matanle is entitled to receive prorated portions of her 2015 LTIP award and 2014 LTIP award which will only be payable at the end of the respective performance periods provided that the performance conditions related to the each award are satisfied. Ms. Matanle forfeited the LTIP award granted to her in 2016. See “Separation Agreement with Cathleen J. Matanle” below for a description of her severance arrangements.
Impact of Regulatory Requirements on Compensation
Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the Chief Executive Officer or one of the company’s other three most highly compensated executives who is employed on the last day of the year. Non-discretionary “performance-based compensation,” as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation.
Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The Compensation Committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m). Amounts that may be paid in the future under the LTIP will qualify for the performance-based compensation exemption under Section 162(m). The LTIP was adopted as part of the 2013 Incentive Compensation Plan that was approved by stockholders at Ambac’s 2013 Annual Meeting of Stockholders
In general, we seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies. We do not make compensation determinations based on the income tax treatment of any particular type of award.

Ambac Financial Group, Inc. | 39 | 2017 Proxy Statement

Compensation Risk Management
Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, LTIP awards granted to our named executive officers and other senior professionals are subject to vesting over a three-year performance period. We believe both the levels of compensation and the structure of the LTIP awards have had the effect of retaining key personnel.
With respect to the second risk, our Company-wide year-end compensation program is designed to reflect the performance of the Company, the performance of the business unit in which the employee works and the performance of the individual employee, and is designed not to encourage excessive risk taking. For example, the performance metrics used in our 2017 Short Term Incentive Program (Adjusted Book Value, expense management and adversely classified credits), are designed to encourage prudent management of the business. In addition, we pay a significant portion of our year-end incentive compensation in the form of LTIP awards that vest over a three-year performance period, which makes each of our named executive officers and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. Further, performance criteria for LTIP awards include an improved asset liability ratio, or an increase in net asset value and for 2017 LTIP awards, a reduction in adversely classified credits, all of which we believe provides our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that create increased risks for our stockholders or other constituents.
The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Risk Mitigating Policies
Stock Ownership Policy. Effective January 1, 2017, our executive officers, including the continuing NEOs, became subject to Executive Stock Ownership and Retention Policy (“Stock Ownership Policy”). The Chief Executive Officer is required to own Ambac common stock equal in value to at least six times his annual base salary, the Chief Financial Officer is required to own Ambac common stock equal in value to at least three times his annual base salary and each other executive officer is required to own Ambac common stock equal in value to at least two times their annual base salary.

Stock Ownership Requirement
Name	Position with Ambac	Shares Valued at $
Claude LeBlanc	President and Chief Executive Officer and Director	$5.4 million
David Trick	Executive Vice President, Chief Financial Officer and Treasurer	$2.25 million
David Barranco	Senior Managing Director	$1.0 million
Robert B. Eisman	Senior Managing Director, Chief Accounting Officer and Controller	$1.0 million
Stephen M. Ksenak	Senior Managing Director, and General Counsel	$1.2 million
There is no required time period within which these executive officers must attain the applicable stock ownership level under the Stock Ownership Policy and nothing in the Stock Ownership Policy requires executive officers to meet their applicable stock ownership levels through open market purchases of Company common stock.  Until a covered executive complies with the Stock Ownership Policy, the covered executive is required to retain 100% of net profit shares (which excludes shares withheld to cover applicable taxes) from any compensatory stock award

Ambac Financial Group, Inc. | 40 | 2017 Proxy Statement

on exercise, vesting or earn-out.  A copy of the Stock Ownership Policy was filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Recoupment Policy. Effective January 1, 2017, the Board has adopted a Recoupment Policy. Pursuant to the Recoupment Policy, in the event of a “material financial restatement” or the imposition of a “material financial penalty,” the Company will require, to the fullest extent permitted by applicable law, that a covered employee forfeit and/or reimburse the Company for all or such portion (if any) of the covered employee’s “recoverable compensation” as determined in the sole and absolute discretion of the Board, in accordance with the guidelines set forth in the Recoupment Policy. A “material financial restatement” means the restatement of one or more previously issued financial statements of the Company, for any period ending after December 1, 2016, due to a material error or a series of immaterial errors which could be considered material when viewed in the aggregate of any applicable financial reporting requirements under the securities laws. “Material financial penalty” means a penalty, fine, or other monetary sanction levied against the Company after December 1, 2016, by a regulator or other Federal or state governmental authority in an amount deemed material by the Board of Directors in its sole and absolute discretion. “Recoverable compensation” means certain incentive-based compensation received during a three year look-back period during which (i) the financial reporting measure specified in the applicable award was attained or (ii) the conduct giving rise to the imposition of a material financial penalty against the Company took place. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed received in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed Recoverable Compensation for purposes of this Policy if any single fiscal year of the performance period occurs during the three year look-back period. A complete copy of the Recoupment Policy is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock. Our Insider Trading Policy prohibits our executive officers and Board members from pledging Ambac common stock or using Ambac common stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:

•
Executive officers and Board members are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Ambac common stock, which would eliminate or limit the risks and rewards of the common stock ownership;

•
Executive officers and Board members are prohibited from short-selling Ambac common stock, buying or selling puts and calls on Ambac common stock, or engaging in any other transaction that reflects speculation about the price of Ambac common stock or that might place their financial interests against the financial interests of the Company;

•
Executive officers and Board members are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or any named executive officer may trade in our Common Stock without pre-approval; and

•	Executive officers and Board members may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
Currently, none of our executive officers or directors has any pledging arrangements in place involving Ambac common stock.
Severance Arrangements for Our Former CEO
Ambac entered into a Separation Agreement with Mr. Tavakoli dated December 12, 2016. See “-Employment Agreement and Separation Agreement with Nader Tavakoli.” Pursuant to the terms of his Separation Agreement, Mr. Tavakoli received (i) a lump sum gross payment of $3,000,000 in accordance with the terms of the Tavakoli

Ambac Financial Group, Inc. | 41 | 2017 Proxy Statement

Employment Agreement for a termination by Ambac other than for “cause,” and (ii) a lump sum payment in the amount of $750,000 in consideration of the covenants and undertakings made by Mr. Tavakoli as described in the Separation Agreement. The Compensation Committee believed such covenants and undertakings, including his commitment to provide post-termination consulting services and extending the term of his cooperation covenant, to be important to ensure an orderly separation between the Company and Mr. Tavakoli. As a consequence of the termination of Mr. Tavakoli’s employment on December 31, 2016, he vested in one-third of the restricted stock units granted to him on January 4, 2016, subject to the terms of the Ambac’s 2013 Incentive Compensation Plan and the underlying restricted stock unit (“RSU”) Agreement dated as of January 4, 2016. Two thirds of the One-Time Equity Award (206,972 RSUs) granted to Mr. Tavakoli on January 4, 2016 were forfeited. Mr. Tavakoli’s resignation was treated as removal from the Ambac Board without “cause” for purposes of determining the vesting of the option and the time based RSUs and associated dividend equivalents and the service requirement for performance based RSUs and associated dividend equivalents pursuant to Section 5(b) of the Ambac Restricted Stock Unit and Stock Option Agreement dated as of March 31, 2015.
Pursuant to the Separation Agreement Mr. Tavakoli provided the Company with a general release of claims. Mr. Tavakoli is subject to certain post-employment obligations set forth in the Tavakoli Employment Agreement, including, but not limited to, obligations related to confidentiality, non-disclosure, return of materials, non-solicitation, non-competition, compliance with Company policies, non-disparagement, publicity, cooperation and enforcement; provided, however, that the term of the cooperation covenant has been extended to a period of five years following his termination of employment. Pursuant to the Separation Agreement, Mr. Tavakoli will also be retained as a non-employee consultant to provide certain consulting services to the Company through December 31, 2017. Mr. Tavakoli will not receive any additional compensation for such services. Such services will include, but not be limited to, assisting in a smooth leadership transition, advising on asset or liability management issues, advising on issues arising with respect to the rehabilitation of the Segregated Account of AAC, consulting on litigation, advising on operational matters, assisting with year-end financial reporting and advising on other matters as may be reasonably requested by the Company from time to time.
Conclusion
Our compensation program is designed to permit the Company to provide our NEOs with total compensation that is competitive, linked to our performance and reinforces the alignment of employee and stockholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2016.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on Ambac, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Ambac Financial Group, Inc. | 42 | 2017 Proxy Statement

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
C. James Prieur (Chair), Alexander D. Greene and Ian D. Haft
April 4, 2017

Ambac Financial Group, Inc. | 43 | 2017 Proxy Statement

2016 Summary Compensation Table
The table below provides information concerning the compensation of our President and Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers who were executive officers as of December 31, 2016. Effective December 12, 2016, Nader Tavakoli resigned as President and Chief Executive Officer of each of Ambac and AAC, and Claude LeBlanc was appointed interim President and Chief Executive Officer of Ambac and AAC as of January 1, 2017. Pursuant to SEC rules, we have also included information on Cathleen J. Matanle, who served as a Senior Managing Director of Ambac until her retirement on September 30, 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Nader Tavakoli President and Chief Executive Officer	2016	979,231	—	5,775,680	—	3,820,640	10,575,551
	2015	1,800,000	1,300,000	859,250	955,900	28,160	4,943,310
		—	—	—	—	—	—
David Trick Executive Vice President, Chief Financial Officer and Treasurer	2016	770,192	600,000	312,504	—	13,808	1,696,504
	2015	770,000	550,000	250,003	—	11,695	1,581,698
	2014	625,000	400,000	62,508	—	11,197	1,098,705
David Barranco Senior Managing Director	2016	425,000	250,000	65,626	—	12,133	752,759
	2015	425,000	165,000	100,021	—	11,268	701,289
	2014	425,000	165,000	37,508	—	10,908	638,416
Robert B. Eisman Senior Managing Director, Chief Accounting Officer and Controller	2016	500,000	220,000	67,493	—	13,808	801,301
	2015	500,000	215,000	75,016	—	16,219	806,235
	2014	500,000	200,000	37,508	—	19,311	756,819
Stephen M. Ksenak Senior Managing Director and General Counsel	2016	525,000	400,000	301,260	—	11,308	1,237,568
	2015	525,000	250,000	100,021	—	11,308	886,329
	2014	500,000	250,000	37,508	—	11,108	798,616
Cathleen J. Matanle Senior Managing Director	2016	361,058	—	74,993	—	720,645	1,156,696
	2015	425,000	210,000	100,021	—	11,308	746,329
	2014	425,000	195,000	37,508	—	11,308	668,816

(1)
Salary for each of Mr. Tavakoli and Ms. Matanle includes payments received for accrued and unused vacation days in the amount of $29,231, and $25,962, respectively. Mr. Trick received a supplemental payment of $10,000 per month for his service as interim President and Chief Executive officer of AAC in 2015, which was included as part of his 2015 salary. In 2016, Mr. Trick received supplemental payments of $15,000 per month for his service as interim President and Chief Executive officer of AAC until the appointment of Mr. Tavakoli as President and Chief Executive officer of AAC in March 2016.

(2)
The amount included in the "Bonus" column above includes DSUs in the following amounts: for Mr. Trick, 6,712 DSUs valued at $150,000; for Mr. Barranco, 2,797 DSUs valued at $62,500; for Mr. Eisman, 2,461 DSUs valued at $55,000; and for Mr. Ksenak, 4,475 DSUs valued at $100,000. DSUs represent vested common stock units of Ambac with a deferred settlement provision. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an executive’s departure from the Company (other than for cause)).

(3)
Pursuant to Mr. Tavakoli’s employment agreement, he received a one-time grant of 310,458 restricted stock units (“RSUs”) on January 4, 2016 under the 2013 Incentive Compensation Plan that was scheduled to vest in three equal annual installments on December 31, 2016, 2017 and 2018. On December 12, 2016 Ambac entered into a Separation Agreement with Mr. Tavakoli that provided for a December 31, 2016 termination date for his employment. As a result only one-third of this RSU grant (103,486 RSUs) vested on December 31, 2016. The remaining 206,972 RSUs from this RSU grant were forfeited. Messrs. Trick and Ksenak each received a one-time grant of 12,887 restricted stock units (“RSUs”) on February 22, 2016 under the 2013 Incentive Compensation Plan that vest in three equal annual installments on February 21, 2017, 2018 and 2019. The value of the RSU award is based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Mr. Tavakoli also received performance stock units (“PSUs”) granted in 2016, and Messrs. Trick, Barranco, Eisman, Ksenak, and Ms. Matanle, received PSUs granted in 2016, 2015 and 2014, in each case pursuant to Ambac’s Long Term Incentive Plan, which is a sub-plan of the 2013 Incentive Compensation Plan. Mr. Tavakoli's PSU included market and non-market based performance factors. Assuming the maximum payout level, the value of Mr.

Ambac Financial Group, Inc. | 44 | 2017 Proxy Statement

Tavakoli's PSU award would have been $3,804,791. Mr. Tavakoli's PSU award was forfeited upon his termination. As required by Item 402(c)(2) of Regulation S-K, the value of the PSUs reported in the Summary Compensation Table is (i) based on the grant date fair value of awards in the fiscal year actually granted and (ii) computed in accordance with FASB ASC Topic 718 based on the probable outcome of performance conditions being achieved, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation see footnote 16 to Ambac’s consolidated financial statements for the year-ended December 31, 2016. The value of the PSUs awarded in 2016 to Messrs. Trick, Barranco, Eisman, Ksenak, and Ms. Matanle, assuming the maximum payout level would have been as follows: for Mr. Trick, $249,996; for Mr. Barranco, $175,004; for Mr. Eisman, $149,985; and for Mr. Ksenak, $225,009. Ms. Matanle forfeited her 2016 LTIP award upon her retirement on September 30, 2016. The value of the PSUs awarded in 2015 to Messrs. Trick, Barranco, Eisman, Ksenak, and Ms. Matanle, assuming the maximum payout level would have been as follows: for Mr. Trick, $500,006; for Mr. Barranco, $200,042; for Mr. Eisman, $150,031; and for Mr. Ksenak, $200,042. Ms. Matanle vested in a portion of 2015 LTIP award upon her retirement on September 30, 2016, the value of which, assuming the maximum payout level, would be $116,642. The value of the PSUs awarded in 2014 to Messrs. Trick, Barranco, Eisman, and Ksenak assuming the maximum payout level would have been as follows: for Mr. Trick, $250,033; for Mr. Barranco, $150,032; for Mr. Eisman, $150,032; and for Mr. Ksenak, $150,032. Ms. Matanle vested in a portion of 2014 LTIP award upon his retirement on September 30, 2016, the value of which, assuming the maximum payout level, would be $125,195.

(4)
The value of the stock options awarded is based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Mr. Tavakoli received a stock option award to acquire 110,000 shares of Ambac common stock at an exercise price of $24.55 per share.

(5)
“All Other Compensation” for each of our named executive officers in 2016 includes contributions by Ambac to the AAC Savings Incentive Plan, as well as a portion of the life insurance premiums paid, and in the case of (i) Mr. Tavakoli includes separation payments of $3,750,000, and reimbursement received for legal fees and expenses in the amount of $69,656 incurred in connection with his employment agreement, (ii) Ms. Matanle includes a separation payment of $705,000, and reimbursement received for legal fees and expenses in the amount of $4,500 incurred in connection with her separation agreement and (iii) for Messrs. Trick, Barranco and Eisman, includes payments for tax preparation services received as a result of services rendered to Ambac Assurance UK Limited ("Ambac UK").

Ambac Financial Group, Inc. | 45 | 2017 Proxy Statement

Grants of Plan-Based Awards in 2016
The following table contains information on the grants of plan-based awards made to each of our named executive officers in 2016 pursuant to Ambac’s 2013 Incentive Compensation Plan. The amounts shown below include Cash Incentive Awards and PSUs granted pursuant to Ambac’s LTIP. The terms and conditions of these awards are described in the narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock Unit Awards ($)(1) (2)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	RSU Awards (#)(1)
Nader Tavakoli	January 4, 2016	—	—	—	—	—	—	310,458	4,275,007
	February 22, 2016	—	—	—	—	91,818	245,154	—	1,500,673
David Trick	February 22, 2016	—	125,000	250,000	—	8,054	16,108	12,887	312,504
David Barranco	February 22, 2016	—	87,500	175,000	—	5,638	11,276	—	65,626
Robert B. Eisman	February 22, 2016	—	75,000	150,000	—	4,832	9,664	—	67,493
Stephen M. Ksenak	February 22, 2016	—	112,500	225,000	—	7,249	14,498	12,887	301,260
Cathleen J. Matanle	February 22, 2016	—	75,000	150,000	—	4,832	9,664	—	74,993

(1)
Mr. Tavakoli received a grant of 310,458 RSUs on January 4, 2016 under the 2013 Incentive Compensation Plan that was scheduled to vest in three equal annual installments on December 31, 2016, 2017 and 2018. On December 12, 2016 Ambac entered into a Separation Agreement with Mr. Tavakoli that provided for a December 31, 2016 termination date for his employment. As a result one-third of this RSU grant (103,486 RSUs) vested on December 31, 2016. The remaining 206,972 RSUs from this RSU grant were forfeited. Messrs. Trick and Ksenak each received a one-time grant of 12,887 restricted stock units (“RSUs”) on February 22, 2016 under the 2013 Incentive Compensation Plan that vest in three equal annual installments on February 21, 2017, 2018 and 2019. The value of the RSU award is based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation see footnote 16 to Ambac’s consolidated financial statements for the year-ended December 31, 2016.

(2)
As required under SEC rules for compensation disclosure, the value of the PSUs reported in the table above is (i) based on the grant date fair value of awards in the fiscal year actually granted and (ii) computed in accordance with FASB ASC Topic 718.

Ambac Financial Group, Inc. | 46 | 2017 Proxy Statement

LTIP Awards
Cash Incentive Awards and PSUs included in the table above were granted pursuant to the LTIP and represent a promise to deliver, within 60 days after the end of the performance period, a cash award and a number of shares of Ambac’s common stock ranging from 0% to 200% of the target award, depending on the achievement by either Ambac or its principal operating subsidiary, AAC, of a three-year financial performance objective determined by the Compensation Committee. In determining the performance measure to be used for each named executive officer, the Compensation Committee first determines how an LTIP award will be weighted between performance of Ambac and performance of AAC. The metric used to judge performance at AAC is the greater of an improved asset liability ratio (“ALR”) or an improved net asset value (“NAV”) over the three year performance period. The ALR is calculated by dividing (a) Assets1by (b) the Liabilities2 of the following entities: AAC, Everspan Financial Guarantee Corp., Ambac Credit Products LLC, Orient Bay LLC, Ambac Financial Services LLC, and any other entities that the Compensation Committee shall determine. The NAV is calculated by reducing Assets by Liabilities, determined as of the last day of the performance period. The metric used to judge performance at Ambac is “Cumulative EBITDA” over the three year performance period. Ambac’s “Cumulative EBITDA” means Ambac’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) generated during the three year performance period. This includes all of AFG’s subsidiaries excluding AAC and AAC’s subsidiaries.
For each of our named executive officers (other than Mr. Tavakoli -- See "Employment Agreement and Separation Agreement with Nader Tavakoli"), the Compensation Committee determined to weight the 2016 LTIP awards as follows: for Messrs. Trick, Barranco, Eisman and Ksenak, 80% of the award granted to them is based on performance at AAC and 20% of the award granted is based on performance at Ambac; for Mr. Barranco, 50% of the award granted to him is based on performance at AAC and the other 50% of the award is based on performance at Ambac; for Ms. Matanle, 100% of the award granted to her is based on performance at AAC. The performance period was set from January 1, 2016 until December 31, 2018 (the “Performance Period”). In order to achieve target performance and receive 100% of the award related to performance at AAC, the ALR or the NAV on the last day of the Performance Period must be 84% or $(979) million, respectively. An ALR at 79% or below and an NAV of $(1,337) million or less would earn nothing and an ALR equal to or greater than 100% or an NAV of zero or greater would earn two times the amount of the award that related to AAC performance. In order to achieve target performance and receive 100% of the award related to performance at Ambac, Ambac’s Cumulative EBITDA as of the last day of the Performance Period must be at least $6.0 million. A Cumulative EBITDA of zero would earn nothing, and a Cumulative EBITDA of $19.0 million would earn two times the amount of the award that related to Ambac performance.
Each of our named executive officers received an LTIP agreement in connection with his or her award. In general, these agreements provide that non-vested Cash Incentive Awards and PSUs are forfeited on termination of employment, except in limited cases such as death, disability, retirement or an involuntary termination by the Company other than for “cause,” and the termination occurs on or after January 1, 2017, but prior to the last day of the Performance Period. If a termination occurs on or after January 1, 2017 by reason of death, disability, retirement or an involuntary termination by the Company other than for “cause,” the recipient would be entitled to receive a prorated portion of the LTIP award which would only be payable at the end of the performance period
____________________

(1)	For purposes of the ALR and NAV calculations, “Assets” shall mean total cash, invested assets and net receivables (payables).

(2)
For purposes of the ALR and NAV calculations, "Liabilities” shall mean the sum of the following: (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries, which includes recoveries from representation and warranty claims, and reinsurance recoverables, using discount rates in accordance with GAAP, (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps, (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), and (v) the face value of outstanding preferred stock. The Assets and Liabilities shall be increased for the amount of representation and warranty litigation receipts that were subsequently used to settle Liabilities over the performance period.

Ambac Financial Group, Inc. | 47 | 2017 Proxy Statement

provided that the performance conditions related to the award were satisfied. All PSUs receive dividend equivalents at the same rate that dividends are paid on shares of Ambac’s common stock. These dividend equivalents are credited in the form of additional PSUs with the same restrictions as the underlying PSUs to which they relate.
Agreement with Claude LeBlanc
The Boards of Directors of Ambac and AAC appointed Claude LeBlanc President and Chief Executive Officer as of January 1, 2017. Ambac and AAC have entered into an Employment Agreement with Mr. LeBlanc (the “LeBlanc Employment Agreement”). The agreement has an initial term of one (1) year, beginning on January 1, 2017, and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the LeBlanc Employment Agreement and any successor period is known as the “employment period”). Under the LeBlanc Employment Agreement, Mr. LeBlanc is entitled to an annual base salary of no less than $900,000 and, for each calendar year that ends during the employment period starting with the 2017 calendar year, he shall be eligible to receive an annual bonus pursuant to the Company’s annual bonus plan for senior executives, a portion of which, not to exceed 50%, may be awarded in the form of equity grants as determined in the discretion of the Compensation Committees of the Boards of Directors of Ambac and AAC (together, the “Joint Compensation Committee”). The amount of any such annual bonus paid to Mr. LeBlanc during the Employment Period shall be based on the achievement of performance goals that are established by the Joint Compensation Committee. Mr. LeBlanc’s target annual bonus amount shall be 100% of base salary and his maximum annual bonus shall be 200% of base salary, as determined by the Joint Compensation Committee, in its discretion. In addition, Mr. LeBlanc will be eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of such plan, as determined by the Joint Compensation Committee, in its discretion. With respect to each calendar year that ends during the Employment Period starting with the 2017 calendar year, Mr. LeBlanc’s target annual LTIP award amount shall be no less than 150% of base salary and Mr. LeBlanc’s maximum annual LTIP award amount shall be 300% of base salary, as determined by the Joint Compensation Committee in its discretion.
During the Employment Period, Mr. LeBlanc shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. Any compensation paid to Mr. LeBlanc pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Mr. LeBlanc to the Company to the extent any such compensation paid to Mr. LeBlanc is, or in the future becomes, subject to (i) the Company’s Recoupment Policy as in effect from time to time, or (ii) any Federal or state law, rule or regulation which imposes mandatory recoupment. Mr. LeBlanc shall be required to hold shares of the Company’s common stock as set forth in, and subject to the terms of, Ambac’s Stock Ownership Policy as in effect from time to time. The Stock Ownership Policy generally requires that Mr. LeBlanc hold shares of the Company’s common stock equal in value to six times his base salary.
If Mr. LeBlanc’s employment is terminated due to death or disability, he would receive (i) his base salary and any accrued benefits (as defined in the LeBlanc Employment Agreement) through the date of termination, and (ii) an annual bonus for the year of termination, based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination.
If Mr. LeBlanc’s employment is terminated by the Company for “cause” (as defined in the LeBlanc Employment Agreement), or if he resigns without “good reason” (as defined in the LeBlanc Employment Agreement), or his employment is terminated due to the non-renewal of the LeBlanc Employment Agreement by Mr. LeBlanc, he would receive his base salary and any accrued benefits through the date of termination; provided that his accrued benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Joint Compensation Committee.

Ambac Financial Group, Inc. | 48 | 2017 Proxy Statement

If Mr. LeBlanc’s employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” or his employment is terminated due to the non-renewal of the Agreement by the Company, Mr. LeBlanc would be entitled to (i) receive his base salary and any accrued benefits through the date of termination, (ii) receive a lump sum payment equal to two (2) times the sum of (a) one year’s base salary and (b) the amount of the annual target bonus for the calendar year in which the date of termination occurs (“Target Bonus”), and (iii) receive a lump sum payment equal to the Target Bonus pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Mr. LeBlanc properly elects to continue health care coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances). Furthermore, Mr. LeBlanc shall receive twelve (12) months of vesting acceleration on all of his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion in an amount determined by multiplying the total number of shares or units covered by the applicable award by a fraction where the numerator is the number of days that have elapsed from the most recent vesting date (or, if none, the grant date) and the denominator is the total number of days covered by the vesting schedule starting from the grant date and ending on the final scheduled vesting date, and, with respect to Mr. LeBlanc’s then-outstanding performance-based equity awards, Mr. LeBlanc shall be deemed to have satisfied the service-based component of such awards and shall be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus twelve (12) months during each performance period. If Mr. LeBlanc's employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” in either case in contemplation of and no more than 120 days prior to, or within twelve (12) months following, a change in control (as defined in the LeBlanc Employment Agreement), he would be entitled to receive the same compensation described above in this paragraph; provided, that with respect to all of Mr. LeBlanc’s outstanding equity awards, (x) all of the time-based equity awards shall become immediately vested and (y) with respect to the performance-based equity awards, Mr. LeBlanc shall be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to Mr. LeBlanc in connection with his termination of employment are subject to his delivery of a general release of claims and his material compliance with the restrictive covenants set forth in the LeBlanc Employment Agreement. The LeBlanc Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following Mr. LeBlanc’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following Mr. LeBlanc’s termination of employment), mutual non-disparagement, and cooperation on certain matters (which runs for 60 months following Mr. LeBlanc’s termination of employment).
The preceding summary of the LeBlanc Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the LeBlanc Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated December 13, 2016, as though it were fully set forth herein.
Agreements with Other Executive Officers
David Trick
On November 1, 2016 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Trick Employment Agreement”) with David Trick, pursuant to which Mr. Trick will continue to serve as Chief Financial Officer and Treasurer of both companies, and was given the additional title of Executive Vice President. The Trick Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 120 days before the end of the then-current term (the initial one year period of employment under the Agreement and any successor period is known as the “employment period”).

Ambac Financial Group, Inc. | 49 | 2017 Proxy Statement

Under the Trick Employment Agreement, Mr. Trick is entitled to an annual base salary of no less than $750,000, commencing as of March 7, 2016, and is eligible for an annual bonus pursuant to the Company’s annual bonus plan for senior executives. A portion of Mr. Trick’s bonus may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his bonus amount for the 2016 calendar year or 40% for any ensuing calendar year), as determined in the discretion of the Compensation Committees of the Boards of Directors of Ambac and AAC, acting jointly (together, the “Joint Compensation Committee”). The amount of any annual bonus paid to Mr. Trick during the employment period shall be based on the achievement of pre-established performance goals that are established by the Joint Compensation Committee. Mr. Trick’s target bonus shall be set at no less than 55% of base salary.
Stephen M. Ksenak
On January 4, 2017 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Ksenak Employment Agreement”) with Stephen M. Ksenak, pursuant to which Mr. Ksenak will continue to serve as Senior Managing Director and General Counsel of both companies. The Ksenak Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Ksenak Employment Agreement and any successor period is known as his “employment period”).
Under the Ksenak Employment Agreement, Mr. Ksenak is entitled to an annual base salary of no less than $600,000, commencing as of January 1, 2017, and is eligible for an annual bonus pursuant to the Company’s annual bonus plan for senior executives. A portion of Mr. Ksenak’s bonus may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his bonus amount for any calendar year), as determined in the discretion of the Joint Compensation Committee. The amount of any annual bonus paid to Mr. Ksenak during his employment period shall be based on the achievement of pre-established performance goals that are established by the Joint Compensation Committee. Mr. Ksenak’s target bonus shall be set at no less than 50% of base salary.
Terms and Conditions of the Trick and Ksenak Employment Agreements
Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that during the employment period, Messrs. Trick and Ksenak will be eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of any such plan, as determined in the discretion the Joint Compensation Committee. Equity awards granted to Messrs. Trick and Ksenak under Ambac’s incentive compensation plan shall be similar in form and shall have similar terms and conditions (other than amount) as equity awards granted to other senior executives of the Company. With respect to each calendar year that ends during the respective employment periods, the target annual long-term incentive award amounts for each of Mr. Trick and Mr. Ksenak shall be no less than $250,000, and $225,000, respectively, each as determined by the Joint Compensation Committee in its discretion.
If the Company terminates employment of either Mr. Trick or Mr. Ksenak other than for “Cause” (including notice of non-renewal by the Company) or Mr. Trick or Mr. Ksenak terminates his own employment with “Good Reason” (as each such term is defined in the respective employment agreement), the Company will pay to such executive his base salary due through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination and any other accrued benefits to which he is entitled as of the date of termination. In addition, such executive will be entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to 1.5 times the sum of (i) base salary and (ii) the amount of target bonus, (b) a lump sum payment equal to target bonus for the year in which the termination occurs pro-rated to reflect the time of service for such year through the date of termination, and (c) such executive and his eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from

Ambac Financial Group, Inc. | 50 | 2017 Proxy Statement

another employer or is otherwise no longer eligible to receive COBRA continuation coverage. With respect to all of the outstanding equity awards granted to such executive on and after the effective date of his employment agreement, (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to such executive's then-outstanding performance-based equity awards, such executive will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus 12 months during each performance period.
If the Company terminates either Mr. Trick's or Mr. Ksenak's employment other than for Cause (including notice of non-renewal by the Company) or either Mr. Trick or Mr. Ksenak terminates his employment for Good Reason, in each case in contemplation of and no more than 90 days prior to, or one year following the occurrence of, a “Change in Control” (as defined in the respective employment agreements), then, the multiplier used to determine the severance payments that such executive would otherwise be entitled to receive, as described in clause (a) of the immediately preceding paragraph, shall be 2.0 instead of 1.5, and (i) all of such executive’s then-outstanding time-based equity awards granted on or after the effective date of his employment agreement will become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards granted on or after the effective date of his employment agreement, such executive will be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to each of Messrs. Trick and Ksenak in connection with their termination of employment are subject to their delivery of a general release of claims and material compliance with the restrictive covenants set forth in their respective employment agreements. Each of the Trick Employment Agreement and the Ksenak Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following each executive’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following each executive’s termination of employment), mutual non-disparagement (which runs for three years following each executive’s termination of employment), and cooperation on certain matters (which runs for 12 months following each executive’s termination of employment). Each of the Trick Employment Agreement and the Ksenak Employment Agreement also sets forth certain stock ownership guidelines that apply to each of Messrs. Trick and Ksenak, respectively. The guidelines generally require that Messrs. Trick and Ksenak hold shares of the Company’s common stock equal in value to three times base salary for Mr. Trick and two times base salary for Mr. Ksenak. Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that the compensation of each Messrs. Trick and Ksenak will be subject to claw-back or recoupment to the extent required by Company policy or applicable law.
If employment of either Mr. Trick or Mr. Ksenak terminates due to death or “Disability” (as defined in the respective employment agreements), during the employment period, then such executive (or his representative or estate) will be entitled to receive his base salary through the date of termination, any unpaid bonuses earned with respect to any fiscal year ending on or preceding the date of termination, and an annual bonus for the year of termination based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination, and any other accrued benefits to which said executive is entitled as of the date of termination. With respect to all of such executive’s outstanding equity awards granted on and after the effective date of his employment agreement, (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to the then-outstanding performance-based equity awards of such executive, he will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect their actual service plus 12 months during each performance period.

Ambac Financial Group, Inc. | 51 | 2017 Proxy Statement

The preceding summary of each of the Trick Employment Agreement and Ksenak Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Trick Employment Agreement which is filed as Exhibit 10.2 to Ambac’s Quarterly Report on Form 10-Q for the period ending September 30, 2016, and the full text of the Ksenak Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated January 4, 2017, each as though it were fully set forth herein.
Employment Agreement and Separation Agreement with Nader Tavakoli
2016 Employment Agreement
Effective December 12, 2016, Nader Tavakoli resigned as President and Chief Executive Officer of each of Ambac and AAC. On January 4, 2016, the Board of Directors of Ambac had appointed Nader Tavakoli President and Chief Executive Officer of the Company and entered into an Employment Agreement (the “Tavakoli Employment Agreement”) with Mr. Tavakoli setting forth the terms and conditions of his employment with the Company.  The Tavakoli Employment Agreement was negotiated by our independent Compensation Committee which received input and advice from its nationally recognized independent compensation consultant, FW Cook. Consistent with the guiding philosophy of the Compensation Committee, other than his base salary, all of Mr. Tavakoli’s compensation was performance based. The Compensation Committee believed that this framework best aligned Mr. Tavakoli’s interests with the interests of our stockholders.
The Tavakoli Employment Agreement provided for an employment term (the “employment period”) commencing on January 1, 2016 (the “effective date”) and ending on December 31, 2018, unless earlier terminated in accordance with its terms. Under the Tavakoli Employment Agreement, Mr. Tavakoli was entitled to receive a base salary of no less than $950,000 per calendar year.  In addition, Mr. Tavakoli was eligible to receive an annual bonus based on the achievement of pre-established performance goals that were established by the Compensation Committee in consultation with Mr. Tavakoli. With respect to calendar year 2016, Mr. Tavakoli’s threshold, target and maximum annual bonus amounts would have been $712,500, $1,425,000 and $2,850,000, respectively.
In addition, under the terms of the Tavakoli Employment Agreement Mr. Tavakoli received a one-time award of restricted stock units under the Company’s Incentive Compensation Plan on January 4, 2016, with a grant date fair value of $4,275,007 based on the closing price of the Company’s common stock on such date (the “One-Time Equity Award”). The One-Time Equity Award was scheduled to vest in three equal annual installments on December 31, 2016, December 31, 2017 and December 31, 2018, subject to Mr. Tavakoli’s continued employment with the Company through the applicable vesting date and such other terms as were set forth in the restricted stock unit agreement evidencing the grant of such award.
With respect to each calendar year that ends during the employment period, commencing with calendar year 2016, Mr. Tavakoli was to be granted an award of restricted stock units which would have been subject to performance-based vesting conditions (the “Performance-based RSUs”). Each award of Performance-based RSUs granted to Mr. Tavakoli would have been eligible to cliff vest at the end of a three year performance period based on the achievement of pre-established performance goals that would have been established annually by the Compensation Committee in consultation with Mr. Tavakoli. The threshold, target and maximum award amounts with respect to each such grant of the Performance-based RSUs would have been $1,068,750, $1,425,000 and $3,800,000, respectively, unless otherwise agreed between the Compensation Committee and Mr. Tavakoli. The target performance goals applicable to each such award of Performance-based RSUs would have been based on the following performance metrics, unless the Compensation Committee, in consultation with Mr. Tavakoli, established different performance metrics for any such award of Performance-based RSUs: (i) 40% on the greater of an improvement in the ALR or NAV, in each case over the applicable performance period, (ii) 10% on the Company’s “Cumulative EBITDA”, and (iii) 50% based on the Company’s total stockholder return over the applicable performance period.
If Mr. Tavakoli’s employment terminated due to his death or “Disability” (as defined in the Tavakoli Employment Agreement) during the employment period, then Mr. Tavakoli (or his legal representative or estate) would have

Ambac Financial Group, Inc. | 52 | 2017 Proxy Statement

been entitled to receive his base salary through the date of termination, an annual bonus for the year of termination based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination, and any other accrued benefits to which Mr. Tavakoli would have been entitled as of the date of termination. With respect to all of Mr. Tavakoli’s outstanding equity awards granted on and after the effective date, (i) Mr. Tavakoli would have received 12 months of vesting acceleration on his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to Mr. Tavakoli’s then-outstanding performance-based equity awards, he would be deemed to have satisfied the service-based component of such awards and would have been eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect Mr. Tavakoli’s actual service plus 12 months during each performance period.
If Mr. Tavakoli’s employment terminated due to the expiration of the employment period, then Mr. Tavakoli would have been entitled to receive his base salary through the date of termination and any other accrued benefits to which Mr. Tavakoli would have been entitled as of the date of termination. In addition, Mr. Tavakoli would be entitled to receive a lump sum severance payment equal to one times the sum of (i) Mr. Tavakoli’s base salary and (ii) the amount of his annual target bonus for the calendar year in which the date of termination occurs. With respect to all of Mr. Tavakoli’s outstanding equity awards granted on and after the effective date, (i) all of his then-outstanding time-based equity awards would have become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards, he would have been eligible to vest in each such award based on actual performance through the end of the applicable performance period.
If the Company terminated Mr. Tavakoli’s employment other than for “Cause” or Mr. Tavakoli terminated his employment with “Good Reason” (as each such term is defined in the Tavakoli Employment Agreement), the Company would have paid to Mr. Tavakoli his base salary due through the date of termination and any other accrued benefits to which Mr. Tavakoli would have been entitled as of the date of termination. In addition, Mr. Tavakoli would have been entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to two times the sum of (i) his base salary and (ii) the amount of his target bonus, (b) a lump sum payment equal to the product of (x) his target bonus and (y) a fraction, the numerator of which is the number of days Mr. Tavakoli was employed by the Company during the year of termination and the denominator of which is the number of days in such year, and (c) Mr. Tavakoli and his eligible dependents would have been entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date Mr. Tavakoli becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. If, (i) during calendar year 2016, the Company terminated Mr. Tavakoli’s employment other than for Cause or Mr. Tavakoli terminated his employment for Good Reason, then the lump sum payments described in items (a) and (b) would have been no greater than $3,000,000 in the aggregate, or (ii) after calendar year 2016, Mr. Tavakoli terminated his employment for Good Reason as a result of a diminution in his title, reporting relationships, duties or responsibilities due to an action taken by the Wisconsin Office of the Commissioner of Insurance, then the lump sum payments described in items (a) and (b) would have been no greater than $3,500,000 in the aggregate.
If the Company terminated Mr. Tavakoli’s employment other than for Cause or Mr. Tavakoli terminated his employment with Good Reason, he would have been entitled to receive the following with respect to all of his outstanding equity awards granted on and after the effective date: (i) Mr. Tavakoli would have received 12 months of vesting acceleration on his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to his then-outstanding performance-based equity awards, Mr. Tavakoli would have been deemed to have satisfied the service-based component of such awards and would have been eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to

Ambac Financial Group, Inc. | 53 | 2017 Proxy Statement

reflect Mr. Tavakoli’s actual service plus 12 months during each performance period. If, during calendar year 2016, the Company terminated Mr. Tavakoli’s employment other than for Cause or Mr. Tavakoli terminated his employment for Good Reason, then the immediately preceding sentence would not have applied and Mr. Tavakoli’s rights with respect to his equity or equity-related awards would have been governed by the applicable terms of the related plan or award agreements.
If the Company terminated Mr. Tavakoli’s employment other than for Cause or Mr. Tavakoli terminated his employment for Good Reason, in each case within one year following the occurrence of a “Change in Control” (as defined in the Tavakoli Employment Agreement), then, in addition to the severance payments that he would otherwise have been entitled to receive, as described above, with respect to all of Mr. Tavakoli’s outstanding equity awards granted on and after the effective date, (i) all of his then-outstanding time-based equity awards would have become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards, Mr. Tavakoli would have been eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to Mr. Tavakoli in connection with his termination of employment were subject to his delivery of a general release of claims and his material compliance with the restrictive covenants set forth in the Tavakoli Employment Agreement. The Tavakoli Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following Mr. Tavakoli’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following Mr. Tavakoli’s termination of employment), mutual non-disparagement (which runs for three years following Mr. Tavakoli’s termination of employment), and cooperation on certain matters (which runs for 24 months following Mr. Tavakoli’s termination of employment). The Tavakoli Employment Agreement also sets forth certain stock ownership guidelines that applied to Mr. Tavakoli. The guidelines generally required that Mr. Tavakoli hold shares of the Company’s common stock equal in value to six times his base salary.
The above summary of the Tavakoli Employment Agreement, the One-Time Equity Award and the Performance-based RSUs is qualified in its entirety by reference to the full text of the Tavakoli Employment Agreement, the Form of Restricted Stock Unit Agreement (which evidenced the grant of the One-Time Equity Award) and the Form of Long Term Incentive Compensation Agreement (which was used to evidence the grant of Performance-based RSUs), which were filed as exhibits to the Company’s Current Report on Form 8-K dated on January 5, 2016.
Separation Agreement and General Release
On December 12, 2016, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Tavakoli. The principal terms of the Separation Agreement are summarized below. This summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.2 to Ambac’s Current Report on Form 8-K dated December 13, 2016.
Pursuant to the Separation Agreement, Mr. Tavakoli received (i) a lump sum gross payment of $3,000,000 in accordance with the terms of the Tavakoli Employment Agreement for a termination by Ambac other than for “cause,” and (ii) a lump sum payment in the amount of $750,000. As a consequence of Mr. Tavakoli’s December 31, 2016 termination date, he vested in the portion of the restricted stock units or One-Time Equity Award granted to him on January 4, 2016 that vested on December 31, 2016, subject to the terms of the Ambac’s 2013 Incentive Compensation Plan and the underlying restricted stock unit (“RSU”) Agreement dated as of January 4, 2016. Mr. Tavakoli’s resignation was treated as removal from the Ambac Board without “cause” for purposes of determining the vesting of the option and the time based RSUs and associated dividend equivalents and the service requirement for performance based RSUs and associated dividend equivalents pursuant to Section 5(b) of the Ambac Restricted Stock Unit and Stock Option Agreement dated as of March 31, 2015.
Pursuant to the Separation Agreement Mr. Tavakoli provided the Company with a general release of claims. Mr. Tavakoli is subject to certain post-employment obligations set forth in the Tavakoli Employment Agreement,

Ambac Financial Group, Inc. | 54 | 2017 Proxy Statement

including, but not limited to, obligations related to confidentiality, non-disclosure, materials, non-solicitation, non-competition, compliance with Company policies, non-disparagement, publicity, cooperation and enforcement; provided, however, that the term of the cooperation covenant has been extended to a period of five years following his termination of employment. Pursuant to the Separation Agreement, Mr. Tavakoli will also be retained as a non-employee consultant to provide certain consulting services to the Company through December 31, 2017 for no additional consideration. Such services will include, but not be limited to, assisting in a smooth leadership transition, advising on asset or liability management issues, advising on issues arising with respect to the rehabilitation of the Segregated Account of AAC, consulting on litigation, advising on operational matters, assisting with year-end financial reporting, and advising on other matters as may be reasonably requested by the Company from time to time.
Separation Agreement with Cathleen J. Matanle
On September 15, 2016, the Company entered into a Separation Agreement with Cathleen J. Matanle, a Senior Managing Director of the Company (the “Matanle Separation Agreement”), pursuant to which Ms. Matanle’s employment with the Company will end due to her retirement at the close of business on September 30, 2016 (the “Separation Date”). Pursuant to the Matanle Separation Agreement, Ms. Matanle (i) received a lump sum payment in the amount of $705,000, less applicable taxes, withholdings and deductions; (ii) will continue to be eligible to receive her outstanding equity awards pursuant to the terms and conditions of her existing award agreements; and (iii) was entitled to receive any company-matching contributions that were due under the terms and conditions of the AAC Savings Incentive Plan through the Separation Date.
Ms. Matanle is subject to certain confidentiality, non-competition, and non-solicitation covenants and a cooperation covenant for so long as the Company is involved in litigation relating to certain matters in which Ms. Matanle has been involved during the course of her employment with the Company, whether such litigation is presently pending or instituted in the future. Ms. Matanle is also subject to non-disclosure and non-disparagement covenants.
The foregoing summary of the terms and conditions of the Matanle Separation Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K filed on September 16, 2016, as though it were fully set forth herein.

Ambac Financial Group, Inc. | 55 | 2017 Proxy Statement

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table provides information about the number of unexercised options and the number and value of RSUs and PSUs granted under Ambac’s 2013 Incentive Compensation Plan (which includes the LTIP) that have not settled or converted into shares of Ambac common stock (“vested”) and are held by our named executive officers as of December 31, 2016. The market value of the RSUs and PSUs was calculated based on the closing price of Ambac’s common stock on the NASDAQ Stock Market on December 31, 2016 ($22.50). Nader Tavakoli resigned as President and Chief Executive Officer of Ambac effective as of December 12, 2016 and the term of his employment ended on December 31, 2016. Pursuant to the terms of Mr. Tavakoli's award agreements, 153,283 of the outstanding RSUs held by him settled and converted into shares of our common stock and 206,972 of the outstanding RSUs and 91,818 outstanding PSUs were forfeited.

Named Executive Officer	Number of Shares Underlying Unexercised Options # Exercisable(1)	Number of Shares Underlying Unexercised Options # Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#) (2)	Market Value of Restricted Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Stock Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Stock Units that Have not Vested ($)
Nader Tavakoli	16,667	—	20.63	3/20/2017	—	—	35,000	787,500
	110,000	—	24.55	12/20/2018	—	—	—	—
David Trick	—	—	—	—	12,887	289,958	22,390	503,775
David Barranco	—	—	—	—	—	—	12,213	274,793
Robert B. Eisman	—	—	—	—	—	—	10,393	233,843
Stephen M. Ksenak	—	—	—	—	12,887	289,958	13,824	311,040
Cathleen J. Matanle	—	—	—	—	—	—	4,467	100,508

(1)	The option to purchase 16,667 shares of Ambac common stock vested on April 30, 2014 and the option to purchase 110,000 shares of Ambac common stock vested on January 1, 2016.

(2)	The RSUs held by Messrs. Trick and Ksenak vest in three equal annual installments on February 21, 2017, 2018 and 2019.

(3)
The 35,000 PSUs held by Mr. Tavakoli will vest upon the emergence of AAC's Segregated Account from rehabilitation (or a similar event as determined in the sole and absolute discretion of the Compensation Committee ), provided that such emergence occurs no later than December 31, 2018. PSUs granted to Messrs. Trick, Barranco, Eisman, and Ksenak under Ambac's LTIP Plan on, May 9, 2014, March 4, 2015, and February 22, 2016 have a three year Performance Period and will vest within 60 days after the last day of the respective Performance Period occurring on March 31, 2017, December 31, 2017, and December 31, 2018, respectively. PSUs granted to Ms. Matanle under Ambac's LTIP Plan on May 9, 2014, and March 4, 2015, have a three year Performance Period and will vest within 60 days after the last day of the respective Performance Period occurring on March 31, 2017 and December 31, 2017, respectively. The number of PSUs reported assumes that a target level of performance will be achieved over the Performance Period.

Ambac Financial Group, Inc. | 56 | 2017 Proxy Statement

Stock Vested in 2016
The following table sets forth certain information concerning RSUs held by the named executive officers listed below that vested (settled or converted into shares of Ambac common stock) in 2016. The value realized on vesting and settlement for Messrs. Trick, Barranco, Eisman, and Ksenak was calculated based on the closing price of our common stock on the NASDAQ Stock Market on December 20, 2016, which was $22.07. Mr. Tavakoli had three vesting events in 2016, one on January 1, 2016, one on December 20, 2016 and the other on December 31, 2016. The closing price of our common stock on the NASDAQ Stock Market on January 1, 2016 was $14.09 and December 31, 2016 was $22.50.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nader Tavakoli (1)	164,949	3,591,829
David Trick	11,684	257,866
David Barranco	—	—
Robert B. Eisman	4,674	103,155
Stephen M. Ksenak	4,674	103,155
Cathleen J. Matanle	—	—

(1)
Mr. Tavakoli resigned as President and Chief Executive Officer of Ambac effective as of December 12, 2016. Pursuant to the terms of Mr. Tavakoli’s Employment Agreement and Separation Agreement, 49,797 RSUs vested on December 20, 2016, and 103,486 RSUs vested December 31, 2016, and the term of his employment ended on December 31, 2016.

Nonqualified Deferred Compensation
In January of 2017 the Company made changes its annual incentive program to provide that 25% of the annual incentive bonus awards for executive officers would be paid in common stock units of Ambac with a deferred settlement provision, and the remainder was paid in cash. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an employee’s departure from the Company (other than for cause)). The following table reports the value of the DSUs received by each of our named executive officers in in lieu of cash.

Name of Executive Officers	Executive Contributions in Last Fiscal 2016 $	Registrant Contributions in Last Fiscal 2016 (1) $	Aggregate Earnings in 2016 $	Aggregate Withdrawals/ Distributions $	Aggregate Balance in 2016 $
David Trick	—	150,000	—	—	150,000
David Barranco	—	62,500	—	—	62,500
Robert B. Eisman	—	55,000	—	—	55,000
Stephen M. Ksenak	—	100,000	—	—	100,000

(1)	Amounts reported in this column are also reported in the “Bonus” column in the 2016 Summary Compensation Table.

Ambac Financial Group, Inc. | 57 | 2017 Proxy Statement

Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments that would be made by the Company to each of the named executive officers (other than Mr. Tavakoli and Ms. Matanle) assuming that such officer's employment with the Company was terminated on December 31, 2016 under the circumstances outlined in the table. For purposes of this table, the per share price of the Company's common stock is assumed to be $22.50, which was the closing price on December 31, 2016. For Nader Tavakoli and Cathleen Matanle, the table sets forth the actual amount of compensation received or receivable by him or her as a result of their 2016 terminations. See "Employment Agreement and Separation Agreement with Nader Tavakoli" and "Separation Agreement with Cathleen Matanle" above.

	Prior to a Change of Control			In Connection with a Change of Control
Named Executive Officer	Death or Disability $	Involuntary Termination without "Cause" or by Executive for "Good Reason" $	Voluntary Resignation $	Death or Disability $	Involuntary Termination without "Cause" or by Executive for "Good Reason" $	Voluntary Resignation $
Nader Tavakoli
Severance payment (1)	—	3,750,000	—	—	—	—
RSU settlement (1)	—	3,427,455	—	—	—	—
Benefits (4)	—	10,831	—	—	10,831	—
Total	—	7,188,286	—	—	—	—
David Trick
Severance payment (2)	—	1,743,750	—	—	2,325,000	—
RSU settlement (3)	289,958	—	—	289,958	289,958	289,958
Benefits (4)	—	19,383	—	—	19,383	—
Total	289,958	1,763,133	—	289,958	2,634,341	289,958
David Barranco
Severance payment (2)	—	425,000	—	—	425,000	—
Benefits (4)	—	18,433	—	—	18,433	—
Total	—	443,433	—	—	443,433	—
Robert B. Eisman
Severance payment (2)	—	500,000	—	—	500,000	—
Benefits (4)	—	18,433	—	—	18,433	—
Total	—	518,433	—	—	518,433	—
Stephen M. Ksenak
Severance payment (2)	—	525,000	—	—	525,000	—
RSU settlement (3)	289,958	—	—	289,958	289,958	289,958
Benefits (4)	—	18,433	—	—	18,433	—
Total	289,958	543,433	—	289,958	833,391	289,958
Cathleen J. Matanle
Severance payment (1)	—	705,000	—	—	—	—
Benefits (4)	—	—	—	—	—	—
Total	—	705,000	—	—	—	—

(1)
Mr. Tavakoli and Ms. Matanle each received a severance payment as reflected in the table pursuant to a negotiated agreement in which they each agreed to provide certain continuing services to the Company. Pursuant to the terms of Mr. Tavakoli’s Employment Agreement and Separation Agreement, 49,797 RSUs vested on December 20, 2016, and 103,486 RSUs vested December 31, 2016, and the term of his employment ended on December 31, 2016. See "Employment Agreement and Separation Agreement with Nader Tavakoli" and "Separation Agreement with Cathleen Matanle" above.

Ambac Financial Group, Inc. | 58 | 2017 Proxy Statement

(2)
Pursuant to the Employment Agreement between Ambac and Mr. Trick dated November 1, 2016 (the " Trick Employment Agreement"), Mr. Trick is entitled to receive a severance payments listed above if terminated “without cause”, or if he resigns for “good reason” (as such terms are defined in the Trick Employment Agreement). See “Agreements with Other Executive Officers — David Trick.” Pursuant to Ambac's Severance Pay Plan as described below, each of Messrs. Barranco, Eisman, and Ksenak is entitled to receive the severance payments listed above if terminated “without cause” (or “Just Cause,” as that term is used in the Severance Pay Plan).

(3)
RSU awards granted to Messrs. Trick, and Ksenak will vest and convert into shares of Ambac common stock in three equal annual installments on February 21, 2017, 2018 and 2019, or if earlier, upon death or disability of the respective executive, or a “change in control” of Ambac. Valuation of all RSU awards is based upon the closing price of our common stock on December 31, 2016.

(4)
Mr. Trick and eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Pursuant to Ambac's Severance Pay Plan, in addition to the severance payments listed, Messrs. Barranco, Eisman, and Ksenak would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following their termination of employment. The amounts included in the table reflect the cost of COBRA benefit continuation coverage under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits, as well as for Mr. Trick the cost of continued life insurance coverage for the 12 month severance period. COBRA benefits listed for Mr. Tavakoli reflect actual amounts received. Ms. Matanle did not receive any COBRA benefits.

Each of Messrs. Trick, Barranco, Eisman, and Ksenak received an LTIP agreement in connection with their LTIP awards in 2014, 2015 and 2016. In general, those agreements provide that unvested Cash Incentive Awards and PSUs are forfeited on termination of employment, except in limited cases such as death, disability, an involuntary termination by the Company other than for “cause,” or, beginning with the 2015 LTIP awards, Retirement (as defined in the relevant LTIP agreement) and the termination occurs (i) on or after April 1, 2015 with respect to the 2014 LTIP Award or (ii) on or after January 1, 2016 with respect to the 2015 LTIP Award, but prior to the last day of the respective Performance Periods. If a termination occurs on or after one of the dates described in the preceding sentence by reason of death, disability, an involuntary termination by the Company other than for “cause,” or, beginning with the 2015 LTIP awards, Retirement, the recipient would be entitled to receive a prorated portion of the respective LTIP award which would only be payable at the end of the relevant performance period (March 31, 2017 with respect to the 2014 LTIP Award, and December 31, 2018 with respect to the 2015 LTIP Award) provided that the performance conditions related to each award were satisfied. Because performance will not be determined until the end of the performance period, no amounts are included in the table above with respect to either the 2014 LTIP award or the 2015 LTIP award. The 2016 LTIP award agreements pursuant to which the PSUs and Cash Incentive Awards were granted to each of Messrs. Trick, Barranco, Eisman, and Ksenak provide that if a termination occurs for any reason prior to January 1, 2017, the entire grant of PSUs and Cash Incentive Awards would expire and be forfeited immediately.
As of December 31, 2016, Ambac did not have any contracts, agreements, plans or arrangements that provided for a payment to a named executive officer upon a change-in control of Ambac or a change in a named executive officer's responsibilities, other than Mr. Trick. See “Agreements with Other Executive Officers — David Trick.”

Ambac Financial Group, Inc. | 59 | 2017 Proxy Statement

Severance Pay Plan
Pursuant to Ambac’s Severance Pay Plan, each of our executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer’s weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan). See "Agreement with Claude LeBlanc" and "Agreements with Other Executive Officers."
The severance benefits payable under the Severance Pay Plan are conditioned upon the applicable named executive officer executing and delivering an agreement and general release of claims in favor of the Company. With respect to a termination for "Cause" (or “Just Cause,” as that term is used in the Severance Pay Plan) the term generally means any one of the following reasons for the discharge or other separation of a named executive officer from employment with the Company: (a) any act or omission by the named executive officer resulting or intended to result in personal gain at the expense of the Company; (b) the improper disclosure by the named executive officer of proprietary or confidential information or trade secrets of the Company, including, without limitation, client lists; or (c) misconduct by the named executive officer, including, but not limited to, fraud, intentional violation of or negligent disregard for the rules and procedures of the Company (including a violation of the Company's code of business conduct), theft, violent acts or threats of violence, or possession of alcohol or controlled substances on the property of the Company.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Audit and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for calendar years 2016 and 2015 presented below were approved by the Audit Committee.

Audit Related Expenses	2016	2015
Audit Fees (1)	$3,131,854	$2,914,052
Audit Related Fees (2)	78,700	77,000
Tax Fees (3)	89,053	113,099
All Other Fees (4)	—	—
Total	$3,299,607	$3,104,151

(1)
Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents, comfort letters and attestation services. Audit fees include potential fee adjustments relating to the 2016 audit that have not yet been approved by the Audit Committee, which are subject to change.

(2)
Audit related fees are for services traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards. In 2016 and 2015, these fees consisted principally of (i) audits of employee benefit plans and (ii) accounting and consultations regarding regulatory reporting standards.

(3)
Tax fees consist principally of tax compliance services and tax advice to Ambac and its UK insurance subsidiary. Of the total amount of tax fees for 2016, $54,821 related to tax compliance and $34,232 related to tax advice. Of the total amount of tax fees for 2015, $56,796 related to tax compliance and $56,303 related to tax advice. Compliance-related tax fees were for professional services rendered in connection with the preparation of the federal and foreign tax returns. Tax advice-related fees for 2015 were primarily

Ambac Financial Group, Inc. | 60 | 2017 Proxy Statement

related to Ambac's monetization of previously owned junior surplus notes of the Segregated Account of Ambac Assurance Corporation.

(4)	Other fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent auditor.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor.
Prior to engagement of the independent auditor for the next year’s audit, management and/or the independent auditors will submit to the Audit Committee for approval a summary of services expected to be rendered during that year for each of the categories of services.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, any services provided by the independent auditor will be pre-approved by the Audit Committee or, if between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent auditor in excess of $100,000.

Ambac Financial Group, Inc. | 61 | 2017 Proxy Statement

THE AUDIT COMMITTEE REPORT
The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions, internal controls and risk management. The Audit Committee selects the independent auditors. As of the date of this report, the Audit Committee is currently composed of three directors, each of whom is independent within the meaning of the rules of the SEC and the Listing Rules of NASDAQ. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has determined that all three members of the Audit Committee, Messrs. Herzog, Haft and Prieur, are “audit committee financial experts" as that term is defined in the rules and regulations of the SEC.
The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at Ambac’s website: http://ir.ambac.com/governance.cfm. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC and the NASDAQ Stock Exchange.
Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles, the establishment and effectiveness of internal controls (including internal control over financial reporting) and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, upon the information provided to it and on the representations made by management and the independent auditors.
In 2016, the Audit Committee held twelve meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, our internal auditors and our independent auditors, KPMG LLP, an independent registered public accounting firm. The Audit Committee discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2016, with management, our internal auditors and KPMG LLP. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.
The Audit Committee also discussed with KPMG LLP matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS 1301).
KPMG LLP also provided to us the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with them their independence from Ambac. When determining KPMG LLP’s independence, the Committee considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their

Ambac Financial Group, Inc. | 62 | 2017 Proxy Statement

independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee concluded that KPMG LLP, an independent registered public accounting firm, is independent from Ambac and its management.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that Ambac’s audited financial statements for the year ended December 31, 2016 be included in Ambac’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also selected KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2017.
The Audit Committee
David L. Herzog (Chairman), Ian D. Haft and C. James Prieur
February 23, 2017
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’ equity securities (collectively, our “insiders”), to file reports with the SEC on their initial beneficial ownership of Ambac common stock and any subsequent changes in their ownership. Our insiders must also provide us with copies of all Section 16(a) forms they file. We reviewed copies of all reports furnished to us and obtained written representations from our insiders that all transactions have been reported to us. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s officers and directors, all Section 16(a) filing requirements applicable to our insiders were complied with during 2016.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy and Procedure
Our Related Party Transactions Policy provides that Ambac will only enter into or ratify a related party transaction when our Board of Directors, acting through the Governance and Nominating Committee, determines that the related party transaction is in the best interests of Ambac and our stockholders.
For the purposes of this policy,

•	a “related party” means:

◦	a member of the Board of Directors (or a nominee to the Board of Directors);

◦	an executive officer;

◦	any person who is known by Ambac to be the beneficial owner of more than 5% of our common stock; or

◦	any person known by Ambac to be an immediate family member of any of the persons listed above; and

•
a “related party transaction” means a transaction (and/or amendment thereto) with a related party occurring since the beginning of our last fiscal year, or any currently proposed transaction, involving Ambac where the amount exceeds $120,000 and in which any related party had or will have a direct or indirect interest.

Ambac Financial Group, Inc. | 63 | 2017 Proxy Statement

Each of our directors and executive officers is required to bring potential related party transactions to the attention of Ambac and are periodically required to confirm and provide details of such transactions. Our legal staff, in consultation with management and with outside counsel, as appropriate, determines whether any transaction or relationship brought to Ambac’s attention does, in fact, constitute a related party transaction requiring compliance with our Related Party Transactions Policy.
If our legal department determines that a transaction is a related party transaction, the Governance and Nominating Committee must review the transaction and either approve or disapprove it. A related party transaction entered into without pre-approval of the Committee will not be deemed to violate the Related Party Transactions Policy, or be invalid or unenforceable, so long as the transaction is brought to the Governance and Nominating Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our Related Party Transactions Policy. In determining whether to approve or ratify a transaction with a related party, the Governance and Nominating Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:

•	whether the terms of the related party transaction are fair to Ambac and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Ambac to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•
whether the related party transaction would present an improper conflict of interests for any director or executive officer of Ambac, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance and Nominating Committee deems relevant.

Any member of the Governance and Nominating Committee who is a related party with respect to a transaction under review may not vote on the approval of the transaction but may, if so requested by the Chair of the Committee, participate in some or all of the Committee's discussions of the related party transaction.
No related party transactions were identified by the Board or the Governance and Nominating Committee in 2016.

Ambac Financial Group, Inc. | 64 | 2017 Proxy Statement

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees
The Governance and Nominating Committee has recommended, and the Board of Directors has nominated:

•	Alexander D. Greene

•	Ian D. Haft

•	David Herzog

•	Claude LeBlanc

•	C. James Prieur

•	Jeffrey S. Stein
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, six directors will be elected to the Board of Directors.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of Ambac. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board of Directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office for each person elected as a director will continue until our next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.
The sections titled “Board of Directors” and “Director Selection Process and Qualifications” in this Proxy Statement contain more information about the leadership skills and other experiences that led our Governance and Nominating Committee and our Board of Directors to recommend each as a nominee for director.
Required Vote
The six nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Ambac Recommendation

☑	Our Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above mentioned nominees.

* * * * *

Ambac Financial Group, Inc. | 65 | 2017 Proxy Statement

PROPOSAL NUMBER 2

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS COMPENSATION
The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, which is the SEC’s rule setting forth executive compensation disclosure requirements.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.
We believe that our executive compensation programs are structured to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described under “Executive Compensation”. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.
The say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.
Ambac Recommendation

☑	The Board of Directors recommends a vote FOR the approval of executive compensation.

* * * * *

Ambac Financial Group, Inc. | 66 | 2017 Proxy Statement

PROPOSAL NUMBER 3

Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and recommends that our stockholders vote for ratification of such selection. During the fiscal year ended December 31, 2016, KPMG LLP served as our independent registered public accounting firm and also provided certain tax related and consulting services. See the section titled “Independent Registered Public Accounting Firm” in this Proxy Statement. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Ambac and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Required Vote
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative “FOR” vote of the holders of a majority of the voting power of Ambac’s shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon, voting together as a single class. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

* * * * *

Ambac Financial Group, Inc. | 67 | 2017 Proxy Statement

Appendix A
NON-GAAP FINANCIAL MEASURES
In the Proxy Statement Summary, under the caption “Performance Highlights,” and in the Compensation Discussion and Analysis section of this Proxy Statement, under the captions "2016 Company Performance Highlights," and “2016 Annual Incentives,” the Company reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation, may be subject to change and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilized a 0% effective tax rate; which is subject to change.
In response to a recent comment letter received from the Division of Corporation Finance of the Securities and Exchange Commission, Ambac has implemented the following changes to its non-GAAP measures effective December 31, 2016:

•	Operating Earnings - Ambac has changed the name of its non-GAAP measure “Operating Earnings” to “Adjusted Earnings”.

•
Financial guarantee variable interest entities (“VIEs”) - Ambac no longer eliminates the effects of VIEs in the calculation of its non-GAAP measures for Adjusted Earnings and Adjusted Book Value. However, Ambac has separately disclosed the effects of VIEs on its GAAP financial statements that were previously included as adjustments to its non-GAAP measures. These disclosures can be found below the Adjusted Earnings and Adjusted Book Value non-GAAP reconciliation tables in this section.

For comparative purposes, prior period amounts have been recast in the non-GAAP reconciliation tables shown below to conform to the new presentation. For further information regarding how our non-GAAP measures were reported prior to December 31, 2016 please refer to our September 30, 2016 Form 10-Q and previous Form 10-Q and Form 10-K filings.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings. Adjusted Earnings is defined as net income attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These

Ambac Financial Group, Inc. | A-1 | 2016 Proxy Statement

adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization and impairment of goodwill: Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. For periods prior to 2016, we eliminated the foreign exchange gains (losses) on the re-measurement of net premium receivables and loss and loss expense reserves in non-functional currencies. Given the long-duration of a significant portion of these premium receivables and loss reserves, the foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize. Beginning in 2016, we have eliminated the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies. Expanding this adjustment to include all foreign exchange gains (losses) enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance. Note that we have not recast prior period adjustments to conform to the methodology as such amounts were not material.

•
Fair value (gain) loss on derivative products from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

The following table reconciles net income attributable to common stockholders to the non-GAAP measure, Adjusted Earnings on a total dollar amount and per diluted share basis, for all periods presented:

	2016		2015		2014
($ in millions, except per share data) Year Ended December 31,	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common shareholders	$74.8	$1.64	$493.4	$10.72	$484.1	$10.31
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(7.5)	(0.16)	(36.7)	(0.80)	(17.1)	(0.37)
Insurance intangible amortization	174.6	3.82	169.6	3.69	151.8	3.24
Impairment of goodwill	—	—	514.5	11.18	—	—
Foreign exchange (gains) losses	39.1	0.86	27.4	0.60	34.6	0.74
Fair value (gain) loss on derivative products from Ambac CVA	33.8	0.73	(14.2)	(0.31)	(16.1)	(0.34)
Adjusted Earnings	$314.8	$6.89	$1,154.0	$25.08	$637.2	$13.58
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment

Ambac Financial Group, Inc. | A-2 | 2016 Proxy Statement

contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on derivative product liabilities (excluding credit derivatives): Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

The following table reconciles Total Ambac Financial Group, Inc. Stockholders’ Equity per Share to the non-GAAP measure Adjusted Book Value per Share, for all periods presented:

		December 31,
	June 30, 2013	2013	2014	2015	2016
Total Ambac Financial Group, Inc. stockholders’ equity	$6.38	$15.62	$31.09	$37.41	$37.94
Adjustments:
Non-credit impairment fair value losses on credit derivatives	4.19	1.62	1.24	0.42	0.25
Insurance intangible asset	(36.03)	(35.51)	(31.35)	(26.91)	(21.30)
Goodwill	(11.43)	(11.43)	(11.43)	—	—
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(1.44)	(1.08)	(1.43)	(1.75)	(0.99)
Net unearned premiums and fees in excess of expected losses	40.08	38.17	31.57	20.11	16.21
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	2.02	0.93	(4.68)	(1.13)	(2.63)
Adjusted Book Value	$3.77	$8.32	$15.01	$28.15	$29.48
Factors that impact changes to Adjusted Book Value include many of the same factors that impact Adjusted Earnings, including the majority of revenues and expenses, but generally exclude components of premium earnings since they are embedded in prior period's Adjusted Book Value through the net unearned premiums and fees in excess of expected losses adjustment. Net unearned premiums and fees in excess of expected losses will affect Adjusted Book Value for (i) changes to future premium assumptions (e.g. expected term, interest rates, foreign currency rates, time passage) and (ii) changes to expected losses for policies which do not exceed their related unearned premiums.

Ambac Financial Group, Inc. | A-3 | 2016 Proxy Statement

VOTE BY INTERNET	www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 18, 2017, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE	1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET, on May 18, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ambac Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

CONTROL NUMBER

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

É THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY Ê

The Board of Directors recommends a vote "FOR" EACH OF THE NOMINEES IN PROPOSAL 1.

Proposal 1 Election of Director Nominees
(01) Alexander D. Greene	(02) Ian D. Haft	(03) David L. Herzog	(04) Claude LeBlanc
(05) C. James Prieur	(06) Jeffrey S. Stein

The Board of Directors recommends a vote "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
FOR ALL ❑	WITHHOLD ALL ❑	FOR ALL EXCEPT ❑
To withhold your vote for any individual nominee(s), mark "For All Except" box and write the numbers(s) of the nominee(s) on the line below.

	For	Against	Abstain
Proposal 2 To approve, on a non-binding advisory basis, the compensation for our named executive officers.	❑	❑	❑
Proposal 3 To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2017	❑	❑	❑

NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

	Yes	No
Please indicate if you plan to attend this meeting	❑	❑

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND
RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST
BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, May 18, 2017,
TO BE INCLUDED IN THE VOTING RESULTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 19, 2017, 11:00 a.m.

The stockholder(s) hereby appoint(s) each of Stephen M. Ksenak and William J. White, as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of AMBAC FINANCIAL GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting 11:00 AM, Eastern Time on May 19, 2017, and any adjournment or postponement thereof as described herein and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 7, 2017.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted "FOR" each of the Board of Directors' nominee, "FOR" Proposal 2 and "FOR" Proposal 3. Stephen M. Ksenak and William J. White and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.